UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. )

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NBT Bancorp Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

NBT Bancorp Inc. (“NBT”) will hold an annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 3, 2016 at 10:00 a.m. local time for the following purposes:

1.	To elect ten directors each for a one-year term (Proposal 1);

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2); and

3.	To transact such other business as may properly come before the NBT annual meeting.

We have fixed the close of business on March 15, 2016 as the record date for determining those shareholders of NBT entitled to vote at the NBT annual meeting and any adjournments or postponements of the meeting. Only holders of record of NBT common stock at the close of business on that date are entitled to notice of and to vote at the NBT annual meeting.

By Order of the Board of Directors of
NBT Bancorp Inc.

/s/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman of the Board

Norwich, New York
March 31, 2016

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED OR VOTE VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET ADDRESS LISTED ON THE PROXY CARD. YOU MAY REVOKE ANY PROXY GIVEN IN WRITING OR IN PERSON AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 3, 2016: This Proxy Statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our 2015 Annual Report are available free of charge on our website at  www.nbtbancorp.com/bncp/proxy.html .

NBT Bancorp Inc.
52 South Broad Street
Norwich, New York 13815

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
May 3, 2016

This proxy statement and accompanying proxy card are being sent to the shareholders of NBT Bancorp Inc. (“NBT” or the “Company”) in connection with the solicitation of proxies on behalf of the Board of Directors to be used at the 2016 annual meeting of shareholders. This proxy statement, together with the enclosed proxy card, is being mailed to shareholders on or about March 31, 2016.

When and Where the NBT Annual Meeting Will Be Held

We will hold our annual meeting of shareholders at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 3, 2016 at 10:00 a.m. local time.

What Will Be Voted on at the NBT Annual Meeting

At our annual meeting, our shareholders will be asked to consider and vote upon the following proposals:

●	To elect ten directors each for a one-year term (Proposal 1);

●	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2); and

●	To transact such other business as may properly come before the NBT annual meeting.

We may take action on the above matters at our annual meeting on May 3, 2016, or on any later date to which the annual meeting is postponed or adjourned.

We are unaware of other matters to be voted on at our annual meeting. If other matters do properly come before our annual meeting, including consideration of a motion to adjourn the annual meeting to another time and/or place for the purpose of soliciting additional proxies, we intend that the persons named in this proxy will vote the shares represented by the proxies on such matters as determined by a majority of our Board.

Shareholders Entitled to Vote

We have set March 15, 2016, as the record date to determine which of our shareholders will be entitled to vote at our annual meeting. Only those shareholders who held their shares of record as of the close of business on that date will be entitled to receive notice of and to vote at our annual meeting. As of March 15, 2016, there were 42,843,803 outstanding shares of our common stock, held by holders of record. Each of our shareholders on the record date is entitled to one vote per share.

Vote Required to Approve the Proposals

The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Assuming the presence of a quorum at the annual meeting, a plurality of the shares of our common stock represented at the annual meeting, either in person or by proxy, and entitled to vote thereon will elect directors (Proposal 1). This means that the ten nominees who receive the most votes will be elected.

The affirmative vote of a majority of the shares of common stock represented at our annual meeting, either in person or by proxy, and entitled to vote thereon is required to ratify the appointment of our independent registered public accounting firm (Proposal 2).

Our Board urges our shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope or vote via the Internet or by telephone. Abstentions and broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the annual meeting.

Number of Shares that Must Be Represented for a Vote to Be Taken

In order to have a quorum, a majority of the total voting power of our outstanding shares of common stock entitled to vote at our annual meeting must be represented at the annual meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business.

Voting Your Shares

Our Board is soliciting proxies from our shareholders. This will give you an opportunity to vote at our annual meeting without having to attend. When you deliver a valid proxy, the shares represented by that proxy will be voted by a named agent in accordance with your instructions.

If you are a shareholder and vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the named persons will vote the shares represented by your proxy:

●	FOR electing ten persons nominated by our Board as directors (Proposal 1);

●	FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm (Proposal 2).

If any other matters are properly brought before the annual meeting, the persons named in the proxy will vote the shares represented by such proxy or such matters as determined by a majority of the board of directors.

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Via the Internet. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock electronically via the Internet at www.proxyvote.com. Internet voting is available 24 hours a day until 11:59 p.m. local time on May 2, 2016. Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

Mail. To grant your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone. If you hold NBT common stock in your own name and not through a broker or other nominee, you can vote your shares of NBT common stock by telephone by dialing the toll-free telephone number 1-800-690-6903. Telephone voting is available 24 hours a day until 11:59 p.m. local time on May 2, 2016. Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote by telephone, you do not need to return your proxy card.

In person. If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the name of a bank or brokerage firm you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

Changing Your Vote

Any NBT shareholder of record giving a proxy may revoke the proxy at any time before the vote at the annual meeting in one or more of the following ways:

●	Delivering a written notice of revocation to the Corporate Secretary of NBT bearing a later date than the proxy;

●	Submitting a later-dated proxy by mail, telephone or via the Internet; or

●	Appearing in person and submitting a later-dated proxy or voting at the annual meeting.

Attendance at the annual meeting will not by itself constitute a revocation of a proxy; to revoke your proxy, you must complete and submit a ballot at the annual meeting or submit a later-dated proxy.

You should send any written notice of revocation or subsequent proxy to NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: F. Sheldon Prentice, Esq., Executive Vice President, General Counsel and Corporate Secretary, or hand deliver the notice of revocation or subsequent proxy to the Corporate Secretary at or before the taking of the vote at the annual meeting. You may also revoke your proxy by telephone or via the Internet by giving a new proxy over the telephone or the Internet prior to 11:59 p.m. on May 2, 2016.

If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions. You may also vote in person at the annual meeting if you obtain a legal proxy as described above.

Solicitation of Proxies and Costs

We will bear our own costs of soliciting of proxies. We will reimburse brokerage houses, fiduciaries, nominees and others for their out-of-pocket expenses in forwarding proxy materials to owners of shares of our common stock held in their names. In addition to the solicitation of proxies by use of the mail, we may solicit proxies from our shareholders by directors, officers and employees acting on our behalf in person or by telephone, facsimile or other appropriate means of communications. We will not pay any additional compensation, except for reimbursement of reasonable out-of-pocket expenses, to our directors, officers and employees in connection with the solicitation. You may direct any questions or requests for assistance regarding this proxy statement to F. Sheldon Prentice, Corporate Secretary, by telephone at (607) 337-6530 or by email at sprentice@nbtbci.com.

Annual Report

A copy of our 2015 Annual Report accompanies this Proxy Statement. NBT is required to file an annual report on Form 10-K for its 2015 fiscal year with the Securities and Exchange Commission. Shareholders may obtain, free of charge, a copy of the Form 10-K by writing to: NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, Attention: Chief Financial Officer, Michael J. Chewens. Our annual report on Form 10-K is available on our website www.nbtbancorp.com .

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE BY TELEPHONE OR VIA THE INTERNET USING THE TELEPHONE NUMBER OR THE INTERNET ADDRESS ON YOUR PROXY CARD.

PROPOSAL 1	ELECTION OF DIRECTORS

With the approval by our stockholders at the 2015 annual meeting of the proposal to declassify our board of directors and eliminate staggered three year terms, the Company is in the process of moving to an annual election of all directors. At last year’s annual meeting, Messrs. Dietrich, Mitchell and Murphy were elected to serve for one-year terms. Messrs. Dietrich, Mitchell, Murphy, Wadsworth, Webb and Ms. Civil, whose terms expire at the 2016 annual meeting, have been nominated to stand for election at this year’s meeting to serve until the annual meeting in 2017. Messrs. Delaney, Douglas, Santangelo and Seifter are currently serving terms that will expire in 2017, but have voluntarily agreed to stand for election in 2016 for a one-year term.  Therefore, all ten directors are standing for election at the 2016 annual meeting.

The persons named in the enclosed proxy intend to vote the shares of our common stock represented by each proxy properly executed and returned to us FOR the election of the aforementioned nominees as directors, but if the nominees should be unable to serve, they will vote such proxies for those substitute nominees as our Board shall designate to replace those nominees who are unable to serve. Our Board currently believes that each nominee will stand for election and will serve if elected as a director. Assuming the presence of a quorum at the annual meeting, the ten director nominees will be elected by a plurality of the votes cast by the shares of common stock entitled to vote at the annual meeting and present in person or represented by proxy. This means that the ten nominees who receive the most votes will be elected. There are no cumulative voting rights in the election of directors.

Information as to Nominees and Other Directors

Information regarding the nominees and the directors continuing in office is provided below. Each biography contains information regarding each person’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that such person should serve as a director at the time of filing of this proxy statement. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each director’s biography is as of December 31, 2015. There are no family relationships among the directors or executives.

Director Retiring in 2016

Daryl R. Forsythe, 72, will retire as a director upon the expiration of this term at the 2016 annual meeting, in accordance with the mandatory retirement age set forth in the Company’s bylaws with respect to directors. The Board of Directors recognizes the leadership and guidance Mr. Forsythe has provided to the Company and Bank that extends back 28 years to 1988 when he initially became an NBT Bank director. Throughout his tenure with the Company as a director, then chief executive officer and ultimately board chairman, Mr. Forsythe’s commitment to NBT and his faithfulness to the Company’s community banking values have been unwavering. His contributions to the success of the Company are greatly appreciated by the Board of Directors.

Board Nominees for 2016

Martin A. Dietrich, 60, has served as the President and Chief Executive Officer of the Company and NBT Bank since January 2004. Prior to that, Mr. Dietrich was President and Chief Operating Officer of NBT Bank from September 1999 to December 2003. He is currently a director of Preferred Mutual Insurance Company, New York Bankers Association, and Independent Bankers Association of New York State. Mr. Dietrich has been a director of the Bank since 1993, and NBT since 2005. Mr. Dietrich’s day to day leadership as President and Chief Executive Officer of NBT and the Bank provides him with thorough knowledge of the Company’s opportunities, challenges and operations.

Patricia T. Civil, 66, served as the Managing Partner of PricewaterhouseCoopers LLP in Syracuse, NY from 1992 until her retirement in 2002. Ms. Civil has been a director of NBT and the Bank since 2003. Ms. Civil served as director for Anaran Inc. from December 2007 until its sale to a private equity firm in February 2014 and for SRC Inc. from 2006 to 2015. As a Certified Public Accountant specializing in banking and financial services, Ms. Civil provides the Board with extensive experience in corporate finance and accounting and serves as the Chair of the Audit and Risk Management Committee. In addition to her accounting background, Ms. Civil’s service as the Managing Partner of the Syracuse, NY office of her accounting firm brings strong executive experience to the Board, and her recent service on the board of another public company provides the Board with additional corporate governance expertise.

Timothy E. Delaney, 53, is Founder and former President of The Delaney Group, Inc. and is a former Executive Vice President of its successor company, Tetra Tech Construction, Inc. and President of Tetra Tech Canada Construction. Together, these companies make up the North American Renewable Construction division of Tetra Tech, Inc. (NASDAQ: TTEK), a public company, and they are principally engaged in energy related heavy civil engineering and construction since 1982. Mr. Delaney has been a director of NBT since January 24, 2011 and has been a director of NBT Bank since 2006. Mr. Delaney’s experience as a business owner in NBT’s market area and experience as an NBT Bank director provides the Board with insight into the needs of NBT’s customers, executive management and insight into NBT’s challenges, opportunities and operations.

James H. Douglas, 64, is the former Governor of Vermont, a position he held for four, two-year terms, starting in 2002 and ending in 2010. Mr. Douglas has been a director of the Bank and NBT since January 24, 2011. Mr. Douglas served the people of Vermont for more than 35 years, having been elected to the Vermont House of Representatives after graduating from Middlebury College in 1972. Mr. Douglas was elected Secretary of State in 1980, a position he held until 1992. He was then elected as State Treasurer in 1994, a position he held until his election as Governor. Outside of government, Mr. Douglas is an executive in residence at Middlebury College and has been active in numerous community organizations. In addition, he is a director for National Life Group as well as a director for Union Mutual of Vermont. Mr. Douglas’ experience in state politics provides the Board with insight into one of NBT’s newer market areas. Mr. Douglas also brings executive management and governance experience from his previous positions to the Board. Further, the skills he developed as State Treasurer provide the Board with additional finance experience.

John C. Mitchell, 65, was formerly President and Chief Executive Officer of I.L. Richer Co., an agricultural business, from 1979 to 2008. He is currently a director of Preferred Mutual Insurance Company, Delaware Otsego Corporation and has been a director of the Bank and NBT since 1993 and 1994, respectively. Mr. Mitchell’s over twenty years of service on NBT’s Board provides him with a seasoned view of NBT’s operations and challenges. He has a strong corporate governance background due to his service on other corporate boards, the Nominating and Corporate Governance Committee and his role as Chairman of the Compensation and Benefits Committee.

Michael M. Murphy, 54, is President and owner of Red Line Towing Inc., a towing and recovery service provider in northeastern Pennsylvania. Mr. Murphy also serves as President of Red Line Leasing Corp., President of Red Line Truck and Trailer Sales and is a Partner in Elite Warehouse LLC. Mr. Murphy was a director of Pennstar Bank from 1999 until it was rebranded in 2014 to NBT Bank at which point he became a director of NBT Bank, N.A. (“NBT Bank” or the “Bank”). Mr. Murphy has been a director of NBT since 2002. Mr. Murphy’s service on both the Audit and Risk Management and Compensation and Benefits Committees provides the Board with strong risk management and executive compensation experience. In addition, his experience as the President of a business in NBT’s market area provides the Board with insight into the challenges and opportunities of NBT’s business customers.

Robert A. Wadsworth, 66, was the Chief Executive Officer of Preferred Mutual Insurance Company from 1997 until his retirement in 2008. Mr. Wadsworth is currently the Chairman, corporate secretary and a director of the board of Preferred Mutual Insurance Company. He is also a director of Preferred Services Corp., Preferred of New York Inc., and has been a director of the Bank and NBT since 2001 and 2006, respectively. Mr. Wadsworth’s service as the Chief Executive Officer of a corporation based in one of NBT’s communities brings to the Board strong executive experience and an understanding of the business and consumer needs of a community that NBT serves. His service on the boards of several insurance and financial services corporations provides the Board with additional insight into the financial services industry.

Jack H. Webb, 63, was the Chairman and Chief Executive Officer of Alliance Financial Corporation from January 2002 until March 8, 2013 when the company merged with NBT at which time Mr. Webb became Executive Vice President of Strategic Support for NBT until May 2015. On March 25, 2013 Mr. Webb also became a director of NBT and the Bank. Prior to the merger, he was also the President and Chief Executive Officer of Alliance Bank. He joined Alliance in May 2000 after a 26-year career with Chase Manhattan Bank. He also served as a Director of Alliance Leasing, Inc. He is EVP/COO director of the Community Baseball of CNY, Inc. and serves on the advisory board of CNY Lifetime Healthcare. Mr. Webb graduated from the Rochester Business Institute. His day to day leadership of Alliance Financial Corporation and Alliance Bank provides him with thorough knowledge of the financial services industry as well as NBT’s Syracuse market.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of all of its director nominees.

NBT BANCORP BOARD OF DIRECTORS

Daryl R. Forsythe
Chairman

Martin A. Dietrich
President and CEO

Patricia T. Civil

Timothy E. Delaney

James H. Douglas

John C. Mitchell

Michael M. Murphy

Joseph A. Santangelo

Lowell A. Seifter

Robert A. Wadsworth

Jack H. Webb

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of February 26, 2016 with respect to the beneficial ownership of the Company’s Common Stock by: (1) each director and nominee; (2) each executive officer named in the Summary Compensation Table; and (3) all executive officers and directors as a group. Except as otherwise indicated, each of the stockholders named below effectively exercises sole, or shared with spouse, voting and investment power with respect to the outstanding shares of Common Stock beneficially owned.

Directors, Nominees for Director and Named Executive Officers	Number of Shares Owned	Options Exercisable Within 60 Days (1)	Total Beneficial Ownership of NBT Bancorp Common Stock	Percent of Shares Outstanding
Patricia T. Civil	20,426	4,750	25,176	*
Timothy E. Delaney	52,070	-	52,070	*
James H. Douglas	5,263	-	5,263	*
Daryl R. Forsythe (2)	119,082	-	119,082	*
John C. Mitchell (3)	36,165	-	36,165	*
Michael M. Murphy	37,300	900	38,200	*
Joseph A. Santangelo (4)	84,827	3,000	87,827	*
Lowell A. Seifter	40,911	-	40,911	*
Robert A. Wadsworth (5)	175,927	4,000	179,927	*
Jack H. Webb	80,068	-	80,068	*
Martin A. Dietrich	176,417	103,000	279,417	*
Michael J. Chewens	64,938	-	64,938	*
David E. Raven (6)	53,389	36,000	89,389	*
Jeffrey M. Levy	49,914	31,000	80,914	*
Timothy L. Brenner	35,673	-	35,673	*

As of February 26, 2016, all directors and executive officers listed above as a group (15 persons) beneficially owned 1,215,020 , or 2.83%, of total shares outstanding, including shares owned by spouses, certain relatives and trusts, as to which beneficial ownership may be disclaimed, and options exercisable within 60 days of February 26, 2016.

(*)	Less than one percent.

(1)	Shares under option from the NBT 2001 Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan, NBT 1993 Stock Option Plan and/or the 2008 Omnibus Incentive Plan, which are exercisable within 60 days of February 26, 2016.

(2)	Daryl R. Forsythe will retire as a director upon the expiration of his term at the 2016 annual meeting.

(3)	Includes 1,800 shares held by a trust for which Mr. Mitchell has investment discretion, but not voting discretion.

(4)	Includes 67,999 shares held by Arkell Hall Foundation Inc. of which Mr. Santangelo is President and CEO and shares investment and voting powers with that foundation’s Board of Trustees.

(5)	Includes 164,041 shares held by Preferred Mutual Insurance Company of which Mr. Wadsworth is Chairman of the Board.

(6)	David E. Raven resigned effective February 5, 2016 and shares are as of January 19, 2016.

BENEFICIAL OWNERSHIP OF PRINCIPAL HOLDERS OF VOTING SECURITIES OF NBT

The following table sets forth information as of February 26, 2016, except as indicated below, with respect to the beneficial ownership of common stock by any person or group as defined in Section 13(d)(3) of the Exchange Act who is known to the Company to be the beneficial owner of more than five percent of the common stock. As of February 26, 2016, the Company had 42,869,689 outstanding shares of common stock.

Name and Addresses of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership (1)		Percent of Common Stock Owned
BlackRock, Inc.	4,590,894	(2)	10.57%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	3,211,592	(3))	7.39%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Exchange Act with respect to holdings of the Company’s common stock as of December 31, 2015. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Company common stock if such person has or shares voting power and/or investment power with respect to the security, or has the right to acquire beneficial ownership at any time within 60 days from February 26, 2016. As used herein, “voting power” includes the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

(2)	BlackRock, Inc. reported that it has sole dispositive power over 4,590,894 shares (10.57% of outstanding shares) and sole voting power over 4,483,811 shares (10.32% of outstanding shares) of Company common stock as of December 31, 2015.

(3)	The Vanguard Group, Inc. reported that it has sole dispositive and voting power over 3,156,720 shares and shared dispositive and voting power over 54,872 shares of NBT common stock as of December 31, 2015, or an aggregate of 7.39% of Company shares outstanding as of such date.

CORPORATE GOVERNANCE

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers, by reviewing materials provided to them and by participating in meetings and strategic planning sessions of the Board and its committees. The Board has adopted corporate governance practices and policies which the Board and senior management believe promote sound and effective corporate governance.

Director Independence

Based on a review of the responses of the directors to questions regarding employment and compensation history, affiliations and family and other relationships and on individual discussions with directors, the full Board has determined that all directors, excluding Messrs. Dietrich and Webb, meet the standards of independence set forth by the NASDAQ Stock Market. In making this determination, the Board considered transactions and relationships between each director or his or her immediate family and the Company and its subsidiaries, including those reported under “Compensation Committee Interlocks and Insider Participation” and “Certain Relationships and Related Party Transactions” found on page 45. Mr. Dietrich is not independent because he is the President and Chief Executive Officer of the Company. Mr. Webb is not independent because he was formerly the Executive Vice President of Strategic Support for the Company until his retirement in 2015.

The independent members of the Board meet at least twice annually in an executive session where non-independent directors and management are excused. Lead independent director John Mitchell, who serves as chairman of the Compensation and Benefits Committee, currently chairs these executive sessions.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all employees, as well as each member of the Company’s Board of Directors. The Code of Business Conduct and Ethics is available at the Company’s website at www.nbtbancorp. com/bncp/corporategov.html .

Board Policy Regarding Communications with the Board

The Board of Directors maintains a process for shareholders to communicate with the Board of Directors. Shareholders wishing to communicate with the Board of Directors should send any communication to Corporate Secretary, NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815. Any such communication must state the name of the shareholder and the number of shares beneficially owned by the shareholder making the communication. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate. At each Board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available on request.

The Board’s Role in Risk Oversight

The Board of Directors, together with the Audit and Risk Management Committee, the Nominating and Corporate Governance Committee, and the Compensation and Benefits Committee coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the full Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, liquidity, compliance, operational and reputational risks. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, technology, internal controls, compliance, legal matters, and asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.

Board Leadership Structure

The Board of Directors does not have a policy on whether the same person may serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors. The Board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the Company at that time. Currently, Mr. Dietrich serves as the Chief Executive Officer of the Company, while Mr. Forsythe, who is independent, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Dietrich to focus on the Company’s operations and strategy, while Mr. Forsythe, among other things, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for Board consideration without immediately involving the Chief Executive Officer or other management. The Board of Directors believes it currently benefits from having an independent director, who is also a former executive officer of the Company, as its Chairman. Mr. Mitchell serves as the lead independent director providing an additional independent point of contact for the Board of Directors.  As of the annual meeting, Mr. Forsythe will be retiring from the Board of Directors and relinquishing his role as Chairman. The Board of Directors is expected to appoint a new chairman shortly after the annual meeting in accordance with the Company’s bylaws.

Director Attendance at Board Meetings and Annual Meetings

During 2015, the Board held four meetings. Each incumbent director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board held during the period that the individual served; and (ii) the total number of meetings held by all committees of the Board on which the director served during the period that the individual served. In addition, directors are expected to attend our annual meeting of shareholders. All directors were in attendance at the 2015 annual meeting, and we expect that all directors will be present at the 2016 annual meeting.

Committees of the Board of Directors

Our Board has a number of standing committees, including a Nominating and Corporate Governance Committee, Audit and Risk Management Committee and Compensation and Benefits Committee. The Board has determined that all of the directors who serve on these committees are independent for purposes of NASDAQ Rule 5605 and that the members of the Audit and Risk Management Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”). A table showing the members of each of these committees follows:

Director	Nominating and Corporate Governance	Audit and Risk Management	Compensation and Benefits
Patricia T. Civil		Chair	✓
Timothy E. Delaney		✓	✓
James H. Douglas	Chair
John C. Mitchell	✓		Chair
Michael M. Murphy		✓	✓
Joseph A. Santangelo	✓
Lowell A. Seifter		✓	✓
Robert A. Wadsworth	✓	✓

A description of each of these committees follows:

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for determining the qualification of and nominating persons for election to the Board of Directors, including (if applicable) shareholder nominations that comply with the notice procedures set forth by SEC rules and the Company’s Bylaws. The Committee also formulates our corporate governance guidelines and functions to insure successful development of management at the senior level and succession planning, as applicable. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a copy of which is available on the NBT Bancorp website at www.nbtbancorp.com/bncp/corporategov.html . This Committee met four times during 2015.

During the past two years, the Nominating and Corporate Governance Committee has engaged in a process to evaluate our corporate governance processes against current trends.  To further this endeavor, Mr. Forsythe resigned as chair and member of the Nominating and Governance Committee in January 2015 to allow for the membership to consist solely of directors that have never been executives of the Company. In addition, other changes and recommendations were made to align our corporate governance process with current trends including having our board elected annually, prohibiting the pledging of Company shares and determining not to adopt a new poison pill following the expiration of the Company’s former poison pill in October 2014. In 2015, the Company effected shareholder approved charter and bylaw amendments to provide for the annual election of all directors. Although annual elections were to be phased in over the next two years as existing directors’ terms expired, Directors Delaney, Douglas, Santangelo and Seifter, whose terms expire in 2017, volunteered to stand for election at the 2016 annual meeting in order to accelerate the process and achieve the annual election of all directors starting in 2016.

The Board of Directors believes that it should be comprised of directors who possess the highest personal and professional ethics, integrity, and values, and who shall have demonstrated exceptional ability and judgment and who shall be most effective in representing the long-term interests of the shareholders. While the Board of Directors and Nominating and Corporate Governance Committee have no formal policy on board diversity, diversity is considered by the Nominating and Corporate Governance Committee in determining the qualification of and nominating persons for election to the Board of Directors.

When considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into account the candidate’s qualifications, experience and independence from management. In addition, in accordance with the Company’s Bylaws:

●	Every director must be a citizen of the United States;

●	Each director must own $1,000 aggregate book value of the Company’s common stock; and

●	No person shall serve as a director beyond the Company’s annual meeting following the date upon which he or she shall have attained the age of 72 years.

When seeking candidates for director, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management or others. The Committee also has the authority to retain any search firm to assist in the identification of director candidates. The Committee will review the qualifications and experience of each candidate. If the Committee believes a candidate would be a valuable addition to the Board, it will recommend to the full Board that candidate’s election.

The Company’s Bylaws also permit shareholders eligible to vote at the annual meeting to nominate director candidates, but only if such nominations are made pursuant to timely notice in writing to the President of NBT. To be timely, notice must be delivered to, or mailed to and received at, the principal executive offices of NBT within 150 days following the day on which public disclosure of the date of any annual meeting called for the election of directors is first given. The Nominating and Corporate Governance Committee will consider candidates for director suggested by shareholders applying the criteria for candidates described above and considering the additional information required by Article III, Section 4 of the Company’s Bylaws, which must be set forth in a shareholder’s notice of nomination. Article III, Section 4 of the Company’s Bylaws requires that the notice include: (a) as to each person whom the shareholder proposes to nominate for election as a director, (i) the name and address of such person and (ii) the principal occupation or employment of such person; and (b) as to the shareholder giving notice (i) the name and address of such shareholder, (ii) the number of shares of the Company that will be voted for the proposed nominee by such shareholder (including shares to be voted by proxy) and (iii) the number of shares of the Company which are beneficially owned by such shareholder.

Audit and Risk Management Committee

The Audit and Risk Management Committee represents our Board in fulfilling its statutory and fiduciary responsibilities for independent audits of NBT’s consolidated financial statements, including monitoring accounting and financial reporting practices and financial information distributed to shareholders and the general public. The Audit and Risk Management Committee is also responsible for overseeing the Company’s compliance with legal and regulatory requirements and the performance of the Company’s Risk Management Division. Directors on our Audit and Risk Management Committee meet the expanded independence requirements of audit committee members. In addition, our Board of Directors has determined that Ms. Civil and Mr. Seifter are “audit committee financial experts” as that term is defined in Item 407(d)(5) of Regulation S-K.

This Committee met five times in 2015. Responsibilities and duties of this Committee are discussed more fully in the Audit and Risk Management Committee Report on page 45 and in the Audit and Risk Management Committee’s charter, which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.

Compensation and Benefits Committee

All of the Company’s Compensation and Benefits Committee members are independent directors, as determined by the Board, and as such term is defined in the NASDAQ Marketplace Rules as they apply to the Company.

The Committee is responsible for the development, oversight and administration of the Company’s compensation program. The Committee works closely with the Company’s CEO and Executive Vice President of Human Resources to implement our compensation program. In addition, the Committee typically engages in executive sessions without Company management present.

The Committee regularly reviews our compensation practices and policies and recommends to the Board of Directors the compensation and benefits for the CEO, directors and executive management team, including the named executive officers. In making compensation recommendations to the Board of Directors for the named executive officers, the Committee relies substantially on the recommendations of the CEO and, in the case of the CEO’s compensation, upon the recommendation of the Chairman of the Board. The Committee generally determines the compensation for the named executive officers at its December meeting preceding the commencement of the fiscal year in which the compensation will be paid or earned, or in its January meeting of such fiscal year.

The Committee implemented several changes at the end of 2014 and the beginning of 2015 to bring our compensation and benefits program for executives more aligned with current trends.  Those changes are outlined in the Compensation Discussion and Analysis on page 18 and further discussed in detail within the Compensation Discussion and Analysis.  The Committee has engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), an international human resources consulting firm, to conduct an annual review of the Company’s executive compensation program. Pearl Meyer is charged with comparing all elements of the Company’s executive compensation program to external, objective benchmarks in order to assess the competitiveness of the Company’s total compensation.

Two competitive markets are compared—the broader banking industry and peer group data. In addition to a competitive analysis, Pearl Meyer performs a pay for performance alignment analysis based on several relevant macro-financial metrics. These measures provide information regarding compensation paid by our competitors and the broader banking industry taking into consideration size, asset growth, earnings growth and stewardship of capital. Pearl Meyer provides the Committee with relevant market data and alternatives to consider in its executive compensation decision-making. The Committee reviews information provided by Pearl Meyer to determine the appropriate level and mix of short and long-term incentive compensation and cash and equity-based compensation.

The CEO’s compensation reflects the Committee’s evaluation of his performance measured against the following criteria: (i) implementation of the Company’s short and long-term strategies; (ii) financial and operating performance; (iii) management development; (iv) customer service; and (v) leadership in positioning the Company to meet the significant operational and regulatory challenges of the evolving financial services industry. The Committee may use its discretion to deviate from or modify compensation policies and recommendations, but does so rarely, and typically, only in unusual circumstances.

The Committee also administers the Company’s pension plan, 401(k) & ESOP plan, the directors’ and officers’ stock plans as well as the 2008 Omnibus Incentive Plan (the “Omnibus Plan”). Pursuant to the terms of the Company’s Omnibus Plan, the Committee may delegate its authority to grant awards to nonexecutive officers under such plan to a member of the Board and the Committee has granted such authority, within certain defined limits, to Mr. Dietrich. A charter that reflects these responsibilities and delegated authority, which the Committee and the Board periodically review and revise, governs the Committee. A copy of the charter is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html.  The Committee met four times in 2015.

Policy on Recovery of Awards

Incentive Compensation Clawback Policy

In the event of a restatement of incorrect financial results, the Company’s Compensation and Benefits Committee (the “Committee”) will review all cash and equity incentive awards made under the Company’s 2008 Omnibus Incentive Plan (the “Omnibus Plan”) that were paid or awarded to executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for performance periods beginning on and after January 1, 2013, which occur during the restatement period. If any such awards would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Committee will, if it determines appropriate in its sole discretion, to the extent permitted by governing law, require the reimbursement of the incremental portion of the awards in excess of the awards that would have been paid based on the restated financial results.

Furthermore, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct with regard to any financial reporting requirement under applicable securities laws, the individuals subject to the automatic forfeiture provisions under Section 304 of the Sarbanes-Oxley Act of 2002 and any other employee who knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance. Prior to January 1, 2013, contracts for the Company’s Chief Executive Officer, its Chief Financial Officer, and the other individuals included in the Summary Compensation Table on page 31 included similar clawback clauses, as described under “Agreements with Executive Officers” beginning on page 43.

Equity Compensation Clawback Policy

The Committee may specify in an award that a grantee’s rights, payments, and benefits with respect to the award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of the award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the grantee’s provision of services to the Company, violation of material Company policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the grantee, or other conduct by the grantee that is detrimental to the business or reputation of the Company. These provisions will generally be limited to a three year look-back from the occurrence of the event that gives rise to the forfeiture.

Director Compensation

Set forth below is the fee schedule for non-executive directors as of December 31, 2015:

	Cash	Restricted Stock Units
Annual Retainer Fees Company:

Chair	$65,000	$54,000
Director	$12,500	$13,000
NBT Bank, N.A.:
Chair	—	$11,000
Director	$12,500	$8,000
Committee Chair:
Audit and Risk Management	$10,000	—
All Other Committees	$5,000	—
Affiliate Board Member	$1,000	—
Fee per Board Meeting	$1,000	—
Fee per Committee Meeting	$800	—

The restricted stock unit awards in 2015 were issued pursuant to the Omnibus Plan. The restricted stock units awarded to the non-employee directors vest one-third annually beginning on the first anniversary of the grant date.

Mr. Forsythe serves as the Company’s Chairman under an agreement that was entered into in 2003, when he was also serving as the Company’s President and CEO. Pursuant to this agreement, which commenced January 1, 2006 and continues for as long as Mr. Forsythe is a member of the Board of Directors, he will serve as Chairman of the Company. Mr. Forsythe has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreement, during the term of his tenure and for the one year non-compete agreement with the Company, Mr. Forsythe may not disclose confidential information about the Company or its subsidiaries to any other person or entity.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Restricted Stock Awards ($) (1) (2) (3)	Stock Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($) (5)	Total ($)
Daryl R. Forsythe (6)	87,800	60,256	-	-	13,122	161,178
Richard Chojnowski (7)	7,800	-	-	-	1,680	9,480
Patricia T. Civil	60,000	19,475	-	618	2,130	82,223
Timothy E. Delaney	49,200	19,475	-	-	580	69,255
James H. Douglas	52,800	19,475	-	-	-	72,275
John C. Mitchell	52,000	19,475	-	-	5,388	76,863
Michael M. Murphy	47,800	19,475	-	-	5,388	72,663
Joseph A. Santangelo	50,200	19,475	-	124	3,441	73,240
Lowell A. Seifter	45,200	19,475	-	-	12,212	76,887
Paul M. Solomon (7)	7,000	-	-	-	15,693	22,693
Robert A. Wadsworth	50,800	19,475	-	-	1,117	71,392
Jack H. Webb	42,600	19,475	-	-	-	62,075

(1)	Includes all fees earned during the fiscal year whether such fees were paid currently or deferred.

(2)	The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The director restricted stock unit awards granted for fiscal year ending December 31, 2015, were issued as of May 1, 2015, and the per share fair market value was $22.08. Assumptions used in the calculation of these amounts are materially consistent with those that are included in footnote 14 to the Company’s audited consolidated financial statements contained in its Annual Report on Form 10-K.

(3)	The aggregate number of outstanding awards as of December 31, 2015, is as follows (Ms. Civil has 2,130 unexercisable options related to reloads as of such date):

Name	Unvested Stock Units	Options Exercisable
Daryl R. Forsythe	5,764	-
Patricia T. Civil	1,864	4,750
Timothy E. Delaney	1,864	-
James H. Douglas	1,864	-
John C. Mitchell	1,864	-
Michael M. Murphy	1,864	900
Joseph A. Santangelo	1,864	3,000
Lowell A. Seifter	1,915	-
Robert A. Wadsworth	1,864	4,000
Jack H. Webb	882	-

(4)	Figures in the change in pension value and nonqualified deferred compensation earnings represent earnings for the fiscal year ending December 31, 2015, on deferred directors’ fees under a nonqualified deferred compensation plan.

(5)	All other compensation includes: cash dividends received on restricted stock and deferred stock granted pursuant to the Non-Employee Directors’ Restricted and Deferred Stock Plan and the Omnibus Plan for all non-employee directors totaling $13,593; health and/or dental/vision insurance offered through the Company for four active and one retired Directors as part of legacy director benefit plans no longer offered, the Company’s associated premium costs totaled $14,785; and $5,244 for the value of split dollar life insurance premiums paid during the 2015 fiscal year on behalf of Mr. Forsythe. Messrs. Seifter and Solomon’s compensation includes dividends paid through the Alliance Financial Corporation Deferred Compensation Plan.

(6)	Mr. Forsythe will retire as a director upon the expiration of his term at the 2016 annual meeting.

(7)	Messrs. Chojnowski and Solomon retired as directors upon the expiration of their term at the 2015 annual meeting.

Named Executive Officers of NBT Bancorp Inc.

The following table sets forth certain information for the Named Executive Officers (“NEOs”) of NBT Bancorp Inc.

Name	Age at December 31, 2015	Positions Held with NBT and NBT Bank
Martin A. Dietrich	60	President and Chief Executive Officer
Michael J. Chewens	54	Senior Executive Vice President and Chief Financial Officer
David E. Raven	53	Executive Vice President, President of Retail Banking and President of Pennsylvania
Jeffrey M. Levy	54	Executive Vice President and President of Commercial Banking
Timothy L. Brenner	59	Executive Vice President and President of Wealth Management

Biographical information regarding the Named Executive Officers is set forth below. Information regarding Mr. Dietrich can be found under the section Board Nominees for 2016 found on page 5.

Michael J. Chewens has been Senior Executive Vice President and Chief Financial Officer of NBT and NBT Bank since January 2002. He was Executive Vice President and Chief Financial Officer of same from 1999 to 2001. He was also Corporate Secretary of NBT and NBT Bank from December 2000 to April 2010.

David E. Raven resigned effective February 5, 2016.  Mr. Raven was the Executive Vice President for NBT and President of Retail Banking for NBT Bank since July 2006.  He was President of Pennstar Bank, a Division of NBT Bank from 2005, until the rebranding of Pennstar Bank to NBT Bank in March 2015, at which point this portion of Mr. Raven’s title was updated to President of Pennsylvania.

Jeffrey M. Levy has been Executive Vice President for NBT and President of Commercial Banking for NBT Bank since December 2006. He joined NBT in August 2005 as Capital Region President. Prior to joining NBT, Mr. Levy was Manager of New York State Government Banking at M&T Bank from January 2004 to August 2005 and President of the Capital District, Commercial Banking at M&T Bank from January 2001 to December 2003.

Timothy L. Brenner has been Executive Vice President for NBT and President of Wealth Management for NBT Bank since March 2012. Prior to that, Mr. Brenner was Senior Vice President, M&T Investment Group. In this role he managed the multi-state Institutional Services (Employee Benefits, Institutional Investment Management Custody, Corporate Trust, Investment Advisory Services, and Property & Casualty Insurance) division. He was also President of the MTB Funds and M&T Life Insurance Company. Previously, he was also Partner at Vivacqua and Company, an independent financial services and insurance agency.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers must, under Section 16(a) of the Exchange Act, file certain reports of their initial ownership of our common stock and of changes in beneficial ownership of our securities. Based solely on a review of reports submitted to NBT, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2015 all Section 16(a) filing requirements applicable to NBT’s officers and directors were complied with on a timely basis with the exception of transactions reported in filings made on behalf of Mr. Murphy on August 13, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the Company’s executive compensation philosophy, guidelines and programs, and the material factors affecting the Company’s decisions regarding the compensation of its senior executives. The discussion and analysis is presented to give our shareholders a clear and comprehensive picture of the Company’s executive compensation program, and its individual components. For a full understanding of the information presented, consider the following narrative discussion together with the information in the tables below including the narratives and footnotes that accompany the tables, as well as the Compensation and Benefits Committee (the “Committee”) Report included in this Proxy Statement. The NEOs for the fiscal year 2015 are:

•	Martin A. Dietrich, President and Chief Executive Officer (“CEO”)
•	Michael J. Chewens, Senior Executive Vice President and Chief Financial Officer (“CFO”)
•	David E. Raven, Executive Vice President, President of Retail Banking and President of Pennsylvania
•	Jeffrey M. Levy, Executive Vice President and President of Commercial Banking
•	Timothy L. Brenner, Executive Vice President and President of Wealth Management

Executive Summary

Our successful financial and operational performance during 2015 resulted from our management team’s focus on our immediate near term objectives and long term strategy.  The executive compensation program in place is designed to support the team’s efforts by rewarding them for making decisions that lead to consistent results and an outstanding investment for our shareholders.

2015 Business Highlights

    We continue to have solid financial performance and reached our second highest level of diluted earnings per share in the Company’s 159 year history ($1.72) and net income increased by 1.7% over 2014.  The continued low interest rate environment and the resulting pressure on our net interest margin impacted the Company’s average loan yield by 20 basis points which were only partially offset by a 5 basis point decline in our average cost of interest bearing liabilities.  The Company offset these pressures during 2015 through 5.1% loan growth and 11.2% noninterest bearing demand deposit growth. Organic loan growth over the past five years was 5.5% and our noninterest bearing demand deposits have been growing over 10% per year during the same time period.  Our strong demand deposit growth contributes to our low cost of deposits at 22 basis points and helps keep us well positioned for a rising rate environment.  Our asset quality trends continue to improve with the Company’s ten year average ratio of nonperforming loans to total loans being 61 basis points lower than the Company’s defined peer median.  The Company continues to seek opportunities to diversify noninterest income with noninterest income to total revenues increasing to 31.2% in 2015.    The Company continues to invest in our strategic initiatives while maintaining a strong focus on optimizing our cost structure through leveraging technology and reducing the cost of our branch operations through consolidations and space reduction opportunities.  The Committee recognizes the challenging interest rate environment when setting incentive compensation targets to encourage a long-term view in building shareholder value and discourages undue risk taking for short-term gains.

Refer to section “Pay for Performance” on page 21 for a summary of our pay for performance analysis.

Performance Metric	2015	2014
Net Income ($ Millions)	$76.4	$75.1
Diluted EPS	$1.72	$1.69
ROAA	0.96%	0.97%
ROATCE	13.31%	13.90%
Organic Loan Growth	5.1%	3.5%
Organic Demand Deposit Growth	11.2%	11.7%
NPA to Total Assets	0.51%	0.64%

Executive Compensation Program Changes and Events

We continue to be focused on aligning our compensation plans with our business objectives, performance, shareholder interests, and the practices of our peers.  We also considered the 58.6% non-binding advisory basis approval of the executive compensation of our named executive officers by our shareholders at the annual meeting on May 6, 2014 in making the following refinements which were applicable in 2015 and will continue in 2016.  The Company continues to be open to feedback from shareholders and commentary received from proxy advisory groups to evaluate our compensation practices.  The Company is committed to further shareholder outreach related to executive compensation during 2016.

What Has Changed	How It Has Changed	The Rationale for Change
Annual Short-Term Incentive Plan
•          Reduce the CEO target from 90% to 80% of base salary for target level performance.
•          Added Return on Average Assets (“ROAA”) as a new measure for all NEOs.
•          Added an Individual Performance measure for the CEO.
•          Established 2015 performance target at a level that exceeds analysts’ consensus.
• Aligns the CEO’s target payout with market practice. • Creates balanced measures in the annual plan. • Establishes challenging performance and payout targets.
Long-Term Equity Retention and Performance Plan
•          Reduce the CEO’s long-term incentive opportunity from 100% of base salary to 80% of base salary for target level performance.
•          Eliminated EPS as a measure, leaving ROTCE as the sole measure for the Performance award.
•          Changed the retention award vesting schedule to five years, 20% per year, from a four year schedule with first year 40% vesting.
•          Added an Individual performance measure to the Performance award (was previously only on the Retention award).

•          Aligns the CEO’s long-term incentive opportunity with market practice.
•          Removes EPS, which is used in the short-term incentive plan and retains ROTCE which is a long-term indicator of performance.
•          Distributes shares in equal annual segments versus front-loading.
•          Includes individual performance in both portions of the plan.

Change In Control (“CIC”)	• Added a double trigger (previously was a single trigger). • Changed the severance calculation to include three-year average incentive (previously utilized maximum incentive target as calculation).	• Triggers a CIC in the event of both the CIC and termination and not just upon the CIC alone. • Changes the bonus payout upon termination to a market prevalent provision.
Non-CEO Supplemental Executive Retirement Plans (“SERPs”)	• Froze the previous replacement income guarantee of 50% to the executive’s current earned calculation, eliminating earning of any future benefit.	• Reduces future SERP benefit costs of the Company and further aligns benefits to the market.
Stock Ownership
•          Amended stock ownership guidelines to be based upon a multiple of salary (3.0x salary for CEO and 1.5x for other NEOs) and included a retention requirement for vesting of restricted stock if ownership guidelines are not met.
• Improves alignment with shareholder interests.

As a result of 2015 performance and with consideration for the structural changes described above, we made the following decisions regarding compensation during 2015 and for the upcoming 2016 performance year.

CEO Pay Mix
•	Changes were made to Mr. Dietrich’s targeted compensation levels to align with market-based opportunities:
o	Mr. Dietrich’s base salary increased by 14.8% and 3.2% in 2015 and 2016, respectively.
o	Annual and long-term incentive opportunities were reduced to 80% of base salary for target level performance.
•	As a result of the change in pay mix, total direct compensation for Mr. Dietrich increased approximately 3%, which is consistent with market-based merit increases and with the adjustment provided to other NEOs.

Mr. Dietrich	Base Salary	EICP % of Salary / $ Award		Long-Term Incentive $ of Salary / $ Award		Potential Total Direct Compensation	Variance
2014	$675,000	90%	$607,500	100%	$675,000	$1,957,500	----
2015	$775,000	80%	$620,000	80%	$620,000	$2,015,000	2.9%

Base Salaries
•	NEOs other than Mr. Dietrich received base salary increases averaging 3.3% and 2.0% in 2015 and 2016, respectively.

Annual Incentives
•	2015 EPS was $1.72 resulting in the Executive Incentive Compensation Plan (“EICP”) funding at 90% of target with adjustments for individual performance.

Long-Term Incentives
•	2015 Return on Average Tangible Common Equity (“ROTCE”) was in the 68th percentile of the comparator group meeting the 100% target resulting in awards funded at target.

 Corporate Governance Highlights

We maintain important corporate governance policies and practices that promote sound and effective corporate governance:
•	Our NEOs and directors are currently in compliance with a robust stock ownership policy.
•	Our insider trading policy prohibits our NEOs, directors and all employees from engaging in hedging and pledging transactions with Company stock.
•	In the event the Company restates its financial results, our incentive compensation clawback policy allows our Board to recoup any excess incentive compensation paid to our NEOs upon which an award is based due to fraud, intentional misconduct or gross negligence.
•	Our equity awards reward performance and vest over a three to five-year time horizon to ensure sustainable performance and sound risk management.
•	We annually conduct a risk assessment of all of our incentive compensation plans and the Committee reviews the assessment to ensure the incentive compensation programs discourage inappropriate risk taking.
•	80% of directors are independent.
•	100% of the Nominating and Corporate Governance, Compensation and Benefits and Audit and Risk Committee members are independent.
•	In 2015, the Company effected shareholder approved charter and bylaw amendments to provide for the annual election of all directors. Although annual elections were to be phased in over the next two years as existing directors terms expired, the Company’s directors whose terms expire in 2017 volunteered to stand for election at the 2016 annual meeting in order to accelerate the process and achieve the annual election of all directors starting in 2016.
•	We have a Code of Ethics that is administered by the Audit and Risk Management Committee which includes an annual training program.

Compensation Philosophy

The ultimate goal of our compensation philosophy is to create long-term shareholder value by rewarding performance that furthers the strategic goals and growth of the Company.  At the same time, the Compensation and Benefits Committee seeks to maintain an executive compensation program that is competitive with comparably-sized financial institutions.  The Committee regularly reviews the compensation components in order to ensure that, as a whole, they conform with the Company’s guiding principles and policies relating to compensation.

The primary objectives of the Company’s executive compensation program are:

•	To attract and retain talented senior executives;
•	To align executive compensation with our overall business strategies, values, and shareholder interests; and
•	To motivate senior executives by rewarding them for outstanding corporate and individual performance

The following philosophy underlies the Company’s executive compensation program:

•	Executive compensation should be closely aligned with both short-term and long-term shareholder interests;
•	Executive compensation should appropriately reflect performance related to the achievement of corporate and individual goals;
•	Executives should be required to build and maintain significant equity investments in the Company; and
•	Executive compensation should be determined by a committee composed entirely of independent directors having sufficient resources to do its job, including access to independent, qualified experts.

Setting Executive Compensation

The Compensation and Benefits Committee operates under a written charter that establishes its responsibilities.  A copy of the Compensation and Benefits Committee Charter can be found on the Company’s website at www.nbtbancorp.com.  The Committee reviews the charter annually to ensure that the scope of the charter is consistent with the Committee’s expected role.  Under the charter, the Committee is charged with general responsibility for the oversight and administration of the Company compensation program.  The charter gives the Committee the sole responsibility for determining the compensation of the chief executive officer based on the Committee’s evaluation of his performance.  The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

The Committee annually conducts a self-assessment of its overall performance and regularly engages in education events either through its independent consultant or through attendance at banking industry events.

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2015, the Compensation Committee retained the services of Pearl Meyer & Partners LLC (“Pearl Meyer”), an independent compensation consulting firm, to perform a competitive assessment of the Company’s executive compensation programs. The annual executive compensation assessment includes, but is not limited to, an assessment of Company’s compensation program compared to its peers, recommendations for total direct compensation opportunities (base salary, cash incentives and long-term incentives), an assessment of the Company’s financial performance relative to its peers, and a review of the alignment of pay and performance. The annual executive compensation assessments provides the Compensation Committee with a broad array of information from which to assess the effectiveness of its compensation programs and serve as a foundation for compensation decisions.

In addition to providing annual assessments, Pearl Meyer advises the Compensation Committee on best practices in light of the changes in the bank regulatory environment and assists the Compensation Committee in designing compensation arrangements that reflect the Company’s compensation philosophy. In 2015, Pearl Meyer assisted the Compensation Committee in developing a peer group for the purpose of providing the Company with a basis for comparing its compensation against the compensation arrangements provided by other similarly-situated financial institutions.  In addition, Pearl Meyer assisted the Committee with program refinements to continue alignment with Company and shareholder expectations.

A representative from Pearl Meyer attends the Compensation Committee meetings upon request for the purpose of reviewing compensation data with the Company and participating in general discussions on compensation for the named executive officers. While the Compensation Committee considers input from Pearl Meyer when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee has analyzed whether the work of Pearl Meyer as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Pearl Meyer; (ii) the amount of fees from the Company paid to Pearl Meyer as a percentage of Pearl Meyer’s total revenue; (iii) Pearl Meyer’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Pearl Meyer or the individual compensation advisors employed by Pearl Meyer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any stock of the Company owned by Pearl Meyer or the individual compensation advisors employed by Pearl Meyer.  The Compensation Committee has determined, based on its analysis of the above factors, among others, that the work of Pearl Meyer and the individual compensation advisors employed by Pearl Meyer as compensation consultants to the Company has not created any conflict of interest.

Benchmarking

The compensation review process entailed the use of survey data and peer group information prepared and presented by Pearl Meyer to the Committee. In addition, members of the Committee also availed themselves of the opportunity to talk with Pearl Meyer directly about the data. Generally, the Committee focused on the Total Cash and Total Direct Compensation levels of senior executive positions of companies in the financial industry with total assets ranging from $4 - $15 billion. The peer group used as reference for total direct compensation and financial performance comparisons consists of community-based banking organizations in the Northeast and in the Midwest with assets between $4 billion and $15 billion (approximately 0.5x – 2x of the Company’s asset size), operating in a market similar to the Company’s and competing for comparable executive talent.  In 2015, the peer group consisted of the following companies:

Berkshire Hills Bancorp, Inc.	National Penn Bancshares, Inc.
Brookline Bancorp, Inc.	Northwest Bancshares, Inc.
Community Bank System, Inc.	Old National Bancorp
First Commonwealth Financial Corporation	Park National Corporation
First Midwest Bancorp, Inc.	PrivateBancorp, Inc.
Flagstar Bancorp, Inc.	Provident Financial Services, Inc.
Flushing Financial Corporation	S&T Bancorp, Inc.
Independent Bank Corp.	Tompkins Financial Corporation
MB Financial, Inc.	TrustCo Bank Corp. NY

The Committee generally sets total direct compensation (base salary, annual incentive and long-term incentive opportunity) for the NEOs at levels that are between the median and the 75th percentile of the peer group. The December 2015 study conducted by Pearl Meyer found that aggregate compensation of all NEOs is consistent with this approach and falls near the 75th percentile.  A discussion of the individual components of the Company’s executive compensation program follows below.

Pay for Performance

At the request of the Compensation Committee, Pearl Meyer conducts regular analyses to monitor pay and performance alignment (both financial and operational), particularly with regards to the Chief Executive Officer.  The goal is to use this information proactively to set appropriate pay opportunity ranges and retroactively to assess the actual pay delivered based on performance.

The 2015 study revealed that the Company’s CEO and top five executives (combined, including CEO) Total Direct Compensation (TDC) is aligned with operational performance using a composite of five key metrics (ROAA, ROTCE, NPA/Adjusted Assets, Efficiency Ratio, and Net Interest Margin).  The table below indicates the percentile rankings for the Company in one-year and three-year average performance periods as of year-end 2014, and TDC, versus the peer group.  This analysis informed the Committee of the Company’s pay and performance alignment.

	For This Level of Performance		TDC Was At This Percentile of the Peer Group
	Composite Measures	Total Shareholder Return
One-Year Performance	71st percentile	59th percentile	65th percentile
Three-Year Performance	94th percentile	12th percentile

The Committee reviewed the analysis and concluded that there has been a strong link between the Company’s performance and executive Total Direct Compensation across a composite group of measures.  Structural plan design changes mentioned earlier have been implemented to strengthen the alignment of Total Shareholder Return (“TSR”) and compensation to the extent possible through compensation plan design refinements.

Executive Compensation Program Components

The Company’s executive compensation program encompasses factors such as the executive’s position and responsibilities and reflects an appropriate pay mix. The table below sets forth the components of the Company’s executive compensation program, the component’s function related to total compensation.

Compensation Component	Description	Purpose
Base Salary	• Pay to recognize executive’s role, responsibilities, skills, experience, individual achievements and NBT performance.	• To provide competitive and fair fixed compensation.
Executive Incentive Compensation Plan (a component of the 2008 Omnibus Incentive Plan)	• Annual cash rewards for achievement of pre-determined level of Earnings Per Share, ROAA (2015) and individual goals.
•          To provide market competitive compensation.
•          To motivate and reward executives for achieving annual Company, department and individual goals which support our long-term strategic plan.
•          To encourage executives to make a significant personal contribution to the Company’s success.

Equity Awards Under the 2008 Omnibus Incentive Plan
•          Performance-based restricted stock units earned over a designated performance period and subject to Company performance.
•          Time-vesting restricted stock units granted based on individual performance and earned over a designated time-period.

•          To strengthen pay for performance relationship by increasing the weighting of performance-based equity compensation.
•          To align executives with long-term interests of the Company and shareholders, provide reward for superior performance, encourage stock ownership and enhance our ability to retain our top talent.

Retirement Benefits
•          NEOs participate in Company-wide tax-qualified plans including: a defined benefit pension plan and a 401(k) ESOP defined contribution plan.
•          Certain NEOs participate in a nonqualified Supplemental Executive Retirement Plan (“SERP”).
• To provide market competitive and reasonable retirement benefits as well as financial security for retirement. • To enhance Company’s ability to attract and retain the executives.
Perquisites and Other Personal Benefits	• Benefits may include automobiles, life and disability insurance, long-term care insurance and club dues. Eligibility for each perquisite varies depending on the position of the NEO.	• These benefits are intended to attract and retain superior executive employees and foster continuity in executive leadership.
Termination and Severance Pay	• NEOs have employment agreements providing post-termination severance compensation under certain scenarios, including change in control.	• Employment agreements assist in attracting and retaining the NEOs and minimize the impact on executives when exploring or executing strategic change in control opportunities.

Base Salary

The Committee reviews executive base salaries annually. Base salary is the only fixed portion of compensation for salaried employees of the Company, including the NEOs. It provides the NEOs financial certainty. The Company has entered into employment agreements with each NEO providing for a minimum base salary, subject to annual adjustments upon the Committee approval.

In 2015, the Committee determined the base salaries of the NEOs based on the Company’s guiding principles and policies and competitive market. The Committee approved an average of 2.3% base salary increase for NEOs for 2016 in order to maintain market competitive base salaries and recognize their performance and contribution.  The Committee’s recommendations were in line with the results of the compensation analysis provided by Pearl Meyer.  As discussed earlier in the corporate performance summary, below are the base salaries for the NEOs for 2015 and 2016. Mr. Raven is excluded from the table below due to his resignation in February 2016, whose base pay for 2015 was $421,400.

Name Executive	2015 Base Pay	2015 Base Pay Increase	2016 Base Pay	2016 Base Pay Increase
Martin A. Dietrich	$775,000	14.8%	$800,000	3.2%
Michael J. Chewens	$446,600	3%	$460,000	3%
Jeffrey M. Levy	$436,000	3%	$436,000	0%
Timothy L. Brenner	$331,000	3%	$340,982	3%

Variable Compensation

In addition to fixed base salaries, the Company provides cash and equity-based incentive compensation. The incentive compensation varies in amount depending on the factors discussed below and is designed to promote superior performance and achievement of corporate goals, to encourage the growth of shareholder value, and to share the long-term growth and profitability of the Company with key employees.

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan (the “EICP”) is a component of the 2008 Omnibus Incentive Plan (the “Omnibus Plan”), a shareholder-approved incentive plan authorizing several forms of cash and equity based incentive compensation.

The EICP is a short-term cash incentive plan that directly ties annual cash awards to the Company’s performance as measured by diluted earnings per share (“EPS”), ROAA and individual performance objectives. The performance metric ROAA was included in the plan beginning in 2015. EICP awards are defined as a percentage of salary and weighted between corporate performance goals and individual performance objectives reflecting each executive’s role and responsibilities. If the threshold EPS goal is not achieved, no awards will be paid. When determining the payouts under the EICP, the Committee may objectively adjust the reported performance results considering any of the following events that occur during a performance period: (a) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (b) any reorganization and restructuring programs, and (c) acquisitions or divestitures activity and related expenses.

At the beginning of each year, the Committee decides whether to provide incentive opportunities under the EICP and sets the EPS and ROAA target levels that will determine year-end payout. The Committee approves the group of employees eligible to participate for that year.  The Company has successfully counteracted the impact of net interest margin compression on our earnings since 2008 through both our organic growth initiatives and acquisitions.  The Company continues to navigate through the current low interest rate environment and combat negative pressure on earnings driven by net interest margin compression.  The Committee set incentive compensation goals with consideration that the challenging interest rate environment was expected to continue and the Company’s strategic objectives with a long-term focus on increasing shareholder value. The EPS target level for 2015 was set at $1.75, a 3% increase from 2014 EPS results and a 9% increase from 2014 target levels.

The following table depicts the range of potential payouts to the NEOs under the EICP for 2015 as a percentage of base salary, based upon 100% attainment of corporate EPS goals, without consideration for the potential negative adjustments for the ROAA performance target levels and individual performance objectives.

EICP Payout Level	% of EPS Target	CEO Potential Total Payouts: Individual and Corporate Components (% of base salary)	Other NEOs Potential Total Payouts: Individual and Corporate Components (% of base salary)
Level 1	90%	40.0%	21.2%
Level 2	95%	60.0%	31.7%
Level 3	98%	72.0%	38.1%
Level 4 Target	100%	80.0%	42.3%
Level 5	105%	90.0%	47.6%
Level 6	110%	100.0%	52.9%

Beginning in 2015, the Committee added ROAA as an additional corporate performance component of the short-term cash award.  Once the EPS performance level is determined, 25% of the CEO’s award and 15% of the other NEO’s award may be reduced if the ROAA target for each EPS performance level is not met.  The following ROAA targets were set for each level of EPS:

EICP Payout Level	ROAA Target
Level 1	0.85%
Level 2	0.90%
Level 3	0.95%
Level 4 Target	0.97%
Level 5	1.00%
Level 6	1.05%

In addition to the EPS quantitative performance target and ROAA beginning in 2015, the Committee approves individual performance objectives as a component of the overall payout for each of the NEOs, other than the CEO.  In 2015, the CEO’s EICP award included an individual performance component. Prior to 2015, the CEO’s award under the EICP was based entirely on corporate performance goals with no individual component. The Compensation and Benefits Committee sets the individual performance objectives for the CEO. The CEO provides input for the individual performance objectives for the other NEOs. Each NEO has several individual performance objectives that are tied to both the executive’s respective corporate responsibilities and the Company’s overall strategic plan. Objectives more critical to the Company are given more significant weight than other objectives.

The following table summarizes the corporate component and total individual performance objectives component weightings for the NEOs for fiscal year 2015.

Executive Level	Named Executive Officer	Corporate Component (EPS and ROAA)	Individual Component	Total
CEO	Mr. Dietrich	75%	25%	100%
Other NEOs	Messrs. Chewens, Raven, Levy and Brenner	65%	35%	100%

The Company’s diluted EPS of $1.72 was 98% of target EPS performance of $1.75. Based on these results, and in accordance with the plan, the portion of the award that is based on the corporate component was payable to each of the NEOs at the payout level representing achievement of 90% of target EPS in 2015 (Level 3 in the table above) (assuming 100% achievement of the ROAA target and individual performance objectives). The Company’s ROAA of 0.96% exceeded the Level 3 ROAA Target of 0.95% and resulted in 100% payout of the ROAA corporate component of the short-term incentive award.

Each NEO’s individual performance achievement is evaluated against the predefined goals at year-end. The total result of each executive’s performance objectives plus the respective achieved corporate earnings percentage are combined and multiplied by base salary to derive the total payout.

The CEO’s individual performance goals were established by the Compensation Committee.  In 2015, these goals included the succession planning for key positions, continued advancement of the New England strategy, maintaining strong regulatory ratings including development of a $10 billion in assets readiness plan and further improvement in the governance and compensation structure to more closely align with best practices from a shareholder standpoint.  In 2015, the Committee determined Mr. Dietrich met all the measures and the amount of his award was not reduced.

The NEOs’ individual performance goals are aligned with the Company’s strategic focus areas. For the 2015 performance year, the Committee set the following individual performance objectives and the resulting payout percentage for the NEOs:

●
Mr. Chewens, Senior Executive Vice President and Chief Financial Officer. Mr. Chewens’ individual performance objectives were aligned with the Company’s strategic focus areas of optimization of cost structure and strategies to invest in our human capital. Mr. Chewens achieved his goals of providing leadership and mentoring to the acquisition and development of key personnel, developing best practices as it relates to certain executive practices, developing and executing certain tax strategies and orchestrating key decisions relating to our growth to a $10 billion bank.  These achievements resulted in his earning 90% of his target incentive pay which was his full potential payout.

●	Mr. Raven, President of Retail Banking. Mr. Raven resigned his position with Company effective February 5, 2016. As part of his contract settlement, Mr. Raven received 90% of his target incentive pay which was his full potential payout.

●	Mr. Levy, President of Commercial Banking. Mr. Levy’s individual performance objectives were aligned with the Company’s strategic focus areas of organic growth and enhancement of core deposit growth and personal leadership development. Mr. Levy achieved his goals relating to asset quality and commercial revenue growth. He achieved the majority of his goals relating to business banking revenue goals. He did not achieve his budgeted core deposit growth goal. These achievements, combined with his performance in certain administrative matters applicable to all NEOs, resulted in his earning 85.5% out of 90% of the target incentive.

●	Mr. Brenner, President of Wealth Management. Mr. Brenner’s individual performance objectives were aligned with the Company’s strategic focus areas of enhancing relevant noninterest income business lines in order to reduce dependency on interest income, develop and retain our human capital and furthering the Company’s value proposition. Specifically, Mr. Brenner achieved his goals of providing leadership in the development of the Wealth Management Division, improving operational excellence, providing successful succession management at a subsidiary location, and leading an acquisition. Mr. Brenner achieved the majority of his goals in developing a strategy for a thought leadership project and for the accomplishment of a significant number of wealth financial targets. These achievements earned Mr. Brenner 86.9% out of 90% of the target incentive.

The Committee considered such results together with the corporate component results in determining awards under the EICP as follows:

Named Executive Officer	2015 Target Incentive ($)	Actual Performance Achievement (% of Target)	2015 Incentive Earned ($)
Mr. Dietrich	620,000	90.0	558,000
Mr. Chewens	188,929	90.0	170,024
Mr. Raven	178,252	90.0	160,427
Mr. Levy	184,428	85.5	157,686
Mr. Brenner	140,034	86.9	121,620

Omnibus Incentive Plan

Since 2008, the Omnibus Plan has been used to provide NEOs, and other eligible employees, with annual and long-term incentives in the form of cash, equity and performance-based awards. The terms and conditions governing the grant of awards under the Omnibus Plan are described below.

The Omnibus Plan replaced the Company’s 1993 Stock Option Plan, the Performance Share Plan, the Non-Employee Directors Restricted and Deferred Stock Plan, Non-Employee Director, Divisional Director and Subsidiary Director Stock Option Plan and the 2006 Non-Executive Restricted Stock Plan.  All outstanding awards under the replaced plans remain outstanding; however, no further awards were granted pursuant to such plans after the Omnibus Plan was approved by Company shareholders at the Company’s annual meeting of shareholders held on May 6, 2008.

The elements of the Omnibus Incentive Plan are further detailed below:

Current Long-Term Incentive Plan:
Executive Long-Term Incentive and Retention Equity Awards
Two Components
1.          Retention Units:Time-based Restricted Stock Units subject to a five-year vesting schedule, also with an Individual Performance measure in 2014 and 2015
2.          Performance Units:  Performance-based Restricted Stock Units dependent upon two-year performance in relative ROTCE and Individual Performance.  Units are released one year following completion of the two-year performance period.  2014 plan also included EPS as a performance measure.  EPS was eliminated as a measure for 2015 to avoid duplication with the EICP.

Prior Years’ Long-Term Incentive Plans Included in Equity Compensation Tables:
Performance-Based Equity Awards	Restricted Stock Units with an individual performance measure
Long-Term Incentive Awards - CEO
Stock grant for CEO covering a six-year period.  EPS goals are established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals

Long-Term Incentive Awards - NEOs
Stock grant for NEOs covering a period of January 2012 to Retirement Date.EPS goals are established at the beginning of each year and stock or units are credited over the six-year period based on performance against the EPS goals

Stock Options
Nonqualified Stock Options with a five-year vesting schedule (40% year one followed by 20% increments) with an automatic reload.  Options have not been granted since 2011, except for reloads on prior grants.

Executive Long-Term Incentive and Retention Equity Awards

In January 2015, the Committee granted Long-Term Incentive and Retention Equity Awards under the Omnibus Plan. The 2015 awards (in the form of restricted stock units) are long-term, equity-based incentive awards that link executive compensation to the Company’s profitability and shareholder value. The awards consist of a grant of (i) Retention Units, which are subject to a time-based vesting schedule (over five years) and a reduction, at the time of grant, based upon the grantee’s achievement of individual performance factors for the 2015 calendar year; and (ii) Performance Units, which vest based on the Company’s achievement of specific performance goals established on the grant date (the outcome of which is substantially uncertain on such date) over a two-year performance period. The Committee determined the number of Retention Units and Performance Units underlying the awards based on a percentage of the grantee’s salary as of the grant date, which was then converted to a number of units based on the fair market value of the Company’s common stock. In determining the size of the awards, the Committee considered a number of factors, including the grantee’s organizational position, historical performance, prior awards, current performance and potential future contribution to the Company, as well as feedback from an independent compensation consultant on target long-term compensation levels. No dividends or dividend equivalents are paid on any unvested awards. The performance goal for each grantee with respect to the Performance Units is based on the Company’s quartile ranking of the Company’s return on average tangible common equity against a comparative peer group in the first year and a potential reduction in the following year based upon the Company’s quartile ranking of the Company’s return on average tangible common equity against a comparative peer group.  Full vesting and payout occur following the completion of an additional one-year time-based vesting requirement after the end of the two-year performance period (subject to acceleration upon certain terminations or a change in control). In addition, the Performance Units are also subject to reduction based upon individual performance in the same manner as the retention award. The following table depicts the ROTCE performance levels for the 2015 long-term incentive award.

% of ROTCE Target	ROTCE Percentile Ranking to Comparative Peer Group	CEO Potential Payout % of Salary	Other NEOs Potential Payout % of Salary
80% Threshold	35-49th	32.0%	22.0%
90%	50-64th	36.0%	24.8%
100% Target	65-79th	40.0%	27.5%
120%	80-89th	48.0%	33.0%
130% Maximum	Above 90th	52.0%	35.8%

For 2015, ROTCE of 13.31% placed the Company at the 68th percentile of the comparator group and achieved the 100% target level payout percentage for the performance award.

As shown in the table below, Messrs. Dietrich, Chewens, Raven, Levy and Brenner received the following long-term noncash compensation awards under the Omnibus Plan in 2015. In granting these awards, the Committee considered market data, as well as individual performance contributing to the Company’s success.

Named Executive Officer	Retention Units (1)	Performance Units (2)
Mr. Dietrich	12,757	12,757
Mr. Chewens	5,054	5,054
Mr. Raven	3,902	3,902
Mr. Levy	4,934	4,934
Mr. Brenner	3,746	3,746

(1)	NEOs met their performance objectives. These awards vest 20% annually for the five years.

(2)	NEOs met their performance objectives. The performance units are based on meeting the ROTCE target threshold of 100%. The amount of the award above is subject to a potential reduction at December 31, 2016 based upon the quartile ranking of the Company’s return on tangible common equity against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The following table outlines the quartile peer ranking and the corresponding adjustment factor:

ROTCE Performance Factor
Percentile Ranking	Factor
Above 50th percentile	100%
40th - 49th percentile	50%
30th - 39th percentile	25%
Below 30th percentile	0%

Prior to 2013, long-term incentive awards to the executives consisted of a grant of: i) performance-based restricted stock units; ii) Long-Term Incentive Plan Restricted Stock Units (“LTIP”); and iii) time-vested restricted stock units.

Performance-Based Equity Awards

Performance-based equity awards were granted under the Omnibus Plan. Performance share awards (in the form of restricted stock or units) were long-term, equity-based incentive awards that linked executive compensation to the Company’s profitability and increased share value. The Committee established guidelines for granting awards that were based on the attainment, by the participant, of specific performance goals established at a time when the outcome of the performance goals was substantially uncertain. In setting the guidelines, the Committee considered a number of factors, including an individual’s organizational position, historical performance, prior awards, current performance, and potential future contribution to the Company and recommendations from compensation consultants. The Committee established the performance period over which the achievement of applicable performance goals will be measured, the executives who may participate during any performance period, the number of performance shares or stock units that may be awarded, and the vesting period for each grant. Dividends or dividend equivalents were paid on unvested awards granted prior to 2011. No dividends or dividend equivalents are paid on unvested awards granted after 2011.

Long-Term Incentive Award

On March 22, 2010, the Committee approved a long-term performance-based equity incentive program (the “CEO LTIP”) for the CEO under the Omnibus Plan to emphasize long-term results and further align the CEO’s interests with those of Company shareholders. Under the program, the CEO has the opportunity to receive shares of Company common stock at the end of a six-year performance period (January 1, 2010 to December 31, 2015). The CEO’s award account was initially set at zero shares, and shares or stock units will be added or subtracted annually over the six-year performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. The amount to be credited for achievement of the annual diluted EPS targets, as well as the amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the shares or stock units in the award account at the end of the six-year performance period is subject to the CEO’s continued employment with the Company, except in the event of death,  disability, voluntary retirement after age 60 occurring after January 1, 2016 or certain significant corporate transactions. Dividends on shares from the 2010 award in the award account will be paid to the CEO on a current basis; however, no dividends will be paid on stock units in the award account. In the event that shares or units are subtracted from the total balance, the shares or units on which dividends will be paid will be adjusted using a first in, first out method.  As of December 31, 2015 the balance in the CEO LTIP was 54,500 shares.  Effective February 20, 2013, no new awards are being made under the CEO LTIP.

On January 18, 2012, the Committee approved a long-term performance-based equity incentive program, or LTIP, for the NEOs, other than the CEO, under the Omnibus Plan, to emphasize long-term results and further align the NEOs’ interests with those of Company shareholders. Under the LTIP, the NEOs have the opportunity to receive shares or stock units of Company common stock at the end of a performance period (January 1, 2012 through their Retirement Date). Retirement Date means the earlier of the date the NEO reaches Normal Retirement Age or qualifies for Early Retirement under the NBT Bancorp Inc. Defined Benefit Pension Plan (the “Pension Plan”) (each as such term is defined in the Pension Plan). The NEO’s award account was initially set at zero shares, and stock units will be added or subtracted annually over the performance period based on whether the Company achieves annual diluted EPS targets to be established by the Committee at the beginning of each year. Any amount to be credited for achievement of the annual diluted EPS targets, as well as any amount to be subtracted for failure to achieve these targets, will be determined annually by the Committee at the same time that the diluted EPS target is determined for the applicable year. The payment of the stock units in the award account at the end of the performance period is subject to the NEO’s continued employment with the Company, except in the event of retirement, death, disability or certain significant corporate transactions. No dividends will be paid on stock units in the award account.  Effective February 20, 2013, no new awards are being made under the LTIP.

Retention Awards

The Company also granted time-vesting restricted stock units prior to 2014.  The vesting was based on a service period of four years with 40% vesting in year one and 20% vesting in years two through four.

Stock Options

Stock options have been granted under the terms of the Omnibus Plan. The Committee approved the grant of non-tax qualified options to key management employees, including the NEOs. Options, when granted, are awarded with an exercise price equal to the fair market value on the NASDAQ Stock Market on the date of the grant. Options granted by the Committee under the Omnibus Plan vest at a rate of 40% after one year, and in equal 20% increments over the next three years. Reload options vest 100% on the second anniversary of the reload grant date. Options are forfeited if the holder does not exercise them within ten years of the grant date.  As a matter of practice, the Company no longer awards options and no options have been granted since 2011 other than reloads to which recipients were entitled pursuant to previously granted awards (prior to 2009).

 Retirement Plans

Defined Benefit Pension Plan

The eligible NEOs participate in the Pension Plan, which is a noncontributory, tax-qualified defined benefit pension plan. The Pension Plan is available to all Company employees who have attained age 21 and have completed one year of service, as defined in the Pension Plan. The Pension Plan provides for 100% vesting after three years of qualified service. The Pension Plan has a cash balance feature, in which all of the eligible NEOs participate. The footnotes to the Pension Benefits Table on page 37, including the narrative discussion that follows such table, contain a detailed description of the defined benefit/cash balance pension plan, including a description of the eligibility, crediting, vesting, mortality, and other terms and assumptions used for the calculation of Pension Plan benefits. Beginning January 1, 2010, participants in the Pension Plan were eligible for additional discretionary contributions to the 401(k) & Employee Stock Ownership Plan (the “401(k) Plan & ESOP”) in lieu of interest credits to the cash balance portion of the pension plan.

Supplemental Retirement Benefits

Certain NEOs participate in a SERP, which is principally designed to restore benefits that would have been paid to the NEO if certain federal tax limitations were not in effect, as well as to attract and retain qualified and experienced executive officers. Each SERP is embodied in an agreement between the Company and the respective NEO. The narrative that follows the Nonqualified Deferred Compensation table on page 38 contains a detailed description of each SERP including a description of the 2015 amendments.

401(k) Plan & Employee Stock Ownership Plan (“ESOP”)

The 401(k) Plan & ESOP is a tax-qualified defined contribution retirement savings plan available to all Company employees who have attained age 21 and are either scheduled to complete one year of service or have completed one year of service, as defined by the 401(k) Plan & ESOP. Participants in the 401(k) Plan & ESOP may contribute up to the limit prescribed by the Internal Revenue Service on a before-tax basis. The Company matches 100% of the first 3% of pay contributed to the plan. Additionally, the Company can make discretionary contributions to the 401(k) Plan & ESOP based on its financial performance. All Company contributions to this retirement plan after 2013 were made in cash and vest at the rate of 20% per year with full vesting following five years of benefit service. Prior to 2013, Company contributions were made in Company stock. The NEOs participate in the 401(k) Plan & ESOP.  The Company may make discretionary contributions to the 401(k) portion of the 401(k) Plan & ESOP to offset the elimination of interest credits to the Pension Plan, as described above.  The value of Company contributions to the 401(k) Plan & ESOP are included in Column (h) in the Summary Compensation Table on page 31.

Deferred Compensation Plan and Other Compensation Deferrals

The Deferred Compensation Plan allows the NEOs, and such other key employees as the Committee may approve annually, to defer some or all of their salary, commissions and/or bonus, to a future date. The Deferred Compensation Plan also permits the Company to make discretionary contributions to the accounts of eligible employees. Eligible employees are generally those employees determined to be highly-compensated employees of the Company. In addition, the Omnibus Plan permits award recipients to defer receipt of vested equity awards to a future date. Certain NEOs elected to defer compensation or received discretionary contributions under this plan as detailed in the Nonqualified Deferred Compensation table on page 38.  The Company awarded Messrs. Chewens and Brenner a 9% of base salary discretionary contribution based upon their 2015 performance, subject to the same vesting terms as the defined benefit plan. In addition, Mr. Chewens also received a special discretionary contribution of $300,000 in recognition of his continued strong performance in executing the strategic initiatives of the Company and to reduce the disparate negative impact of the 2015 amendment to his SERP, which affected Mr. Chewens disproportionately compared to the similar amendments to the other NEOs’ SERPs due to his tenure with the Company.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Committee and the Company believe are reasonable and consistent with the Company’s guiding compensation principles. These benefits enable the Company to attract and retain superior employees for key positions. During 2015, these benefits included the use of Company-owned automobiles, life and disability insurance, long-term care insurance, and for certain NEOs, club memberships. For the CEO, the Company also maintains a split-dollar bank-owned life insurance policy for the benefit of the Company and the CEO. Messrs. Dietrich, Chewens, Raven, Levy and Brenner each have the use of a Company-owned automobile. Any personal mileage incurred by the executive is taxed as additional compensation in accordance with IRS regulations. The Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The dollar amount of these benefits is reflected in column (i) in the Summary Compensation Table on page 31. The aggregate amounts of perquisites and other personal benefits paid to Messrs. Dietrich, Chewens, Raven and Brenner were determined to be less than the established reporting thresholds for detailed disclosure.

Stock Ownership Guidelines

To more directly align their interests with shareholders’ interests, the Committee maintains stock ownership guidelines for the Board of Directors and the Company’s executive management team, including the NEOs. The Committee modified the guidelines in 2015 to include retention requirements for restricted stock units and revised the NEOs required ownership levels to be based on a multiple of salary. The guidelines require directors to own 5,000 shares of Company stock.  The NEOs share requirements are based upon a multiple of salary with the NEOs other than the CEO to own 1.5 times salary of Company stock, and the CEO to own 3 times salary of Company stock. Vested restricted stock units are included in an individual’s ownership for purposes of compliance with guidelines.  The executives must comply with the revised guidelines by the later of three years from the adoption of the modified policy (January 23, 2018) or five years from the date of promotion to the executive management team or election to the Board of Directors. Failure to meet the guidelines could, at the Committee’s discretion, affect future equity-based awards. As of December 31, 2015, all NEOs and Directors were in compliance with the guidelines.

Hedging and Pledging Policies

All directors and employees are prohibited from engaging in any speculative transaction designed to hedge or offset any decrease in the market value of the Company’s securities, including hedging of the Company’s common stock. Beginning in 2015, the Company also prohibits any pledging of Company securities in a margin account and restricts all other pledging of any Company securities by requiring directors and employees to obtain the prior approval of the CEO, CFO or General Counsel before entering into any such agreement.

Risk Assessment

A formal risk assessment of the Company’s incentive compensation plans is performed annually.  A risk assessment matrix is used which considers and analyzes the following factors:

•	Type of award and who was eligible for the award;
•	Performance metrics associated with each plan;
•	Conditions of payout;
•	Party responsible for granting awards and assessing performance;
•	Potential risk features in plan design;
•	Major business risks that might be impacted by performance metrics;
•	Correlation of plan’s performance metrics to the Company’s overall business objectives;
•	Consideration of internal controls present to prevent the manipulation of the budgeting process or performance outcomes;
•	Determination of the plan’s risk level as low, moderate or high;
•	Plan provisions for risk mitigation; and
•	Assessment of the plan’s probability to result in adverse material risk.

The annual risk assessment is overseen by the Chief Risk Officer and reviewed annually by the Compensation Committee of the Board of Directors.

Tax and Accounting Matters

Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a company for compensation in excess of one million dollars paid to a company’s CEO, and to the next four highest paid officers of the company, unless the compensation qualifies as “performance-based compensation” or falls under certain other specified exceptions under Section 162(m). Generally, to qualify as performance-based compensation, the plan or arrangement must contain specific performance criteria, specific limits on awards and amounts and must have shareholder approval. Performance awards under the Omnibus Plan (and the specific arrangements thereunder providing for performance awards, such as the EICP) contain specific performance criteria and are intended to meet the performance-based compensation exception to the annual one million dollar limitation. However, while the Committee recognizes the importance of tax deductibility and endeavors to formulate its compensation program in a tax-effective manner, it also believes it is critical to balance tax deductibility with ensuring that the Company’s programs are designed appropriately to recognize and reward executive performance, such that at times current tax deductibility limits may be exceeded.

 Section 409A. Section 409A of the Internal Revenue Code generally provides that unless certain requirements are met, amounts deferred under a nonqualified deferred compensation plan are currently includible in an employee’s gross income to the extent not subject to a substantial risk of forfeiture. Section 409A applies to most forms of deferred compensation, including but not limited to, nonqualified deferred compensation plans or arrangements, certain equity-based performance awards, and severance plans or individual severance arrangements contained within employment agreements. Generally, under Section 409A, any severance arrangement not in compliance with Section 409A covering an NEO pursuant to an employment or change in control agreement, which is effective upon termination of employment, any deferrals under a nonqualified deferred compensation plan that do not comply with Section 409A or any stock option award grants with an exercise price of less than fair market value on the date of grant may subject the NEO to: (i) current income inclusion of the relevant amounts; (ii) interest at the IRS underpayment rate; and (iii) an additional 20% excise tax. The Nonqualified Deferred Compensation Table on page 38 provides detailed information about the Company’s nonqualified deferred compensation arrangements.

Sections 4999 and 280G. Section 4999 of the Internal Revenue Code imposes a 20% excise tax on certain “excess parachute payments” made to “disqualified individuals.” Under Section 280G of the Internal Revenue Code, such excess parachute payments are also nondeductible to the Company. If payments that are contingent on a change of control to a disqualified individual (which terms include the NEOs) equal or exceed three times the individual’s “base amount,” they constitute “excess parachute payments” to the extent they exceed one times the individual’s base amount.

The Company has entered into employment agreements with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner which provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net after-tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an “excess parachute payment.”

Accounting Considerations. The Committee is informed of the financial statement implications of the components of the compensation program for NEOs. However, a compensation component’s contribution to the objectives of the Company’s compensation program and its projected economic cost, which may or may not be reflected on the Company’s financial statements, are the main elements of NEO compensation decisions.

EXECUTIVE COMPENSATION

 The following table sets forth information regarding compensation earned by each of the NEOs for each of the last three completed fiscal years. The compensation received by each NEO was a combination of cash and equity compensation and long-term and short-term compensation. The Committee concluded that this mix reflects the compensation principles discussed in the Compensation Discussion and Analysis, as applied to each NEO’s responsibilities and performance.

Summary Compensation Table
Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Martin A. Dietrich	2015	775,000	554,292	190,060	558,000	1,492,445	36,779	3,606,576
President and	2014	675,000	681,854	7,171	883,438	2,270,677	83,589	4,601,729
Chief Executive Officer	2013	630,000	567,456	-	567,000	-	72,614	1,837,070
Michael J. Chewens	2015	446,610	219,596	-	170,024	76,990	355,461	1,268,681
Senior Executive Vice President	2014	433,600	240,918	-	306,350	299,787	29,096	1,309,751
and Chief Financial Officer	2013	416,850	206,505	-	176,328	75,739	30,315	905,737
David E. Raven	2015	421,400	169,542	-	160,427	16,374	13,635	781,378
Executive Vice President, President	2014	413,100	208,323	-	205,456	425,977	22,807	1,275,663
of Retail Banking and President of Pennsylvania	2013	404,940	175,109	-	159,870	-	26,542	766,461
Jeffrey M. Levy	2015	436,000	214,382	-	157,686	-	31,082	839,150
Executive Vice President and	2014	423,300	235,159	-	204,998	484,492	27,487	1,375,436
President of Commercial Banking	2013	410,895	203,613	-	165,118	72,160	48,587	900,373
Timothy L. Brenner Executive Vice President and President of Wealth Management	2015 2014 2013	331,050 321,400 309,000	213,914 228,485 153,095	- - -	121,620 170,406 128,529	7,758 5,512 2,996	45,968 51,544 46,605	720,310 777,347 640,225

(1)	Certain NEOs deferred a portion of their salary. The deferred portion of their 2015 salary is detailed in the Nonqualified Deferred Compensation table on page 38.

(2)	The amounts in column (e) reflect the aggregate grant date fair value of the target performance awards and the annual non-performance equity award for the NEOs. The assumptions used to calculate the fair value of the 2015 stock awards are materially consistent with those used to calculate the 2015 stock expense, which are set forth in footnote 14 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2015. The amount of the performance-based unit award below was determined at the end of the achievement period (December 31, 2015) based on reaching the return on tangible common equity percentile ranking to comparator group target level defined in the award agreement. The performance-based award amount reflected as the “Actual Award” below is subject to a potential reduction at December 31, 2016 based upon the quartile ranking of the Company’s return on tangible common equity against a comparative group of peer institutions, with full vesting and payout occurring following the completion of an additional one-year time-based vesting requirement after the end of the performance period. The maximum values for the performance-based restricted stock units and performance-based long-term awards issued under the Omnibus Plan and the actual awards approved in February 2015 were as follows:

Executive Long-Term Incentive and Retention Equity Awards
Executive	Retention Stock Units		Performance-Based Restricted Stock Units
	Maximum Award ($)	Actual Award ($)	Maximum Award ($)	Actual Award ($)
Martin A. Dietrich	310,000	310,000	310,000	310,000
Michael J. Chewens	122,817	122,817	122,817	122,817
David E. Raven	94,806	94,806	94,806	94,806
Jeffrey M. Levy	119,900	119,900	119,900	119,900
Timothy L. Brenner	91,037	91,037	91,037	91,037

(3)	The amounts in column (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the fiscal year in which the option was reloaded.

(4)
The amounts in column (g) reflect cash awards to Messrs. Dietrich, Chewens, Levy, Raven and Brenner under the EICP in 2015, 2014 and 2013, which were paid in January of the following calendar year. Certain NEOs deferred a portion of the 2015, 2014 and 2013 awards. The deferred portion of the 2015 award is detailed in the Nonqualified Deferred Compensation table on page 38.

(5)
The amounts in column (h) reflect solely the actuarial increase in the present value of the NEOs benefits under all qualified and non-qualified pension plans established by the Company determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements as set forth in footnote 13 to the Company’s audited consolidated financial statements contained in the Company’s Form 10-K for the year ended December 31, 2015, and includes amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. This resulted in negative amounts for Mr. Levy in 2015 equal to $139,611 and for 2013 Messrs. Dietrich and Raven equal to $76,774 and $7,247, respectively, which are not included in the table above.

(6)	The amount shown in column (i) reflects the following items as applicable for each NEO for 2015:

Compensation	Dietrich	Chewens	Raven	Levy	Brenner
Value of matching and discretionary contributions to the 401(k) Plan & ESOP	$9,275	$9,275	$9,275	$9,275	$9,275
Value of life and disability insurance premiums paid by the Company	$10,104	$5,085	$4,360	$4,743	$ 6,005
Value of dividends on unvested equity awards	$17,400	$ -----	$ -----	$ -----	$ -----
Value of Perquisites and Other Personal Benefits (a)	$ -----	$ -----	$ -----	$17,064	$ -----
Value of discretionary contributions to the Deferred Compensation Plan earned in 2015(b)	$ -----	$ 341,101	$ -----	$ -----	$ 30,688

(a)	The amount shown for Perquisites and Other Personal Benefits consist of personal vehicle use of $2,660 and club memberships of $14,404 for Mr. Levy.

(b)	The Compensation and Benefits Committee approved a discretionary contribution of 9% of Mr. Chewens’ and Mr. Brenner’s 2016 salary in January 2016 as a result of their 2015 performance. Mr. Chewens also received a special discretionary contribution of $300,000.

Grants of Plan-Based Awards

The following table provides information about plan-based awards to the NEOs under the Company’s cash and equity incentive plans during 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date of Committee /Board Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Options & Awards: Number of Securities Underlying Options (#) (3)	Grant Date Fair Market Value ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(l)
Martin A. Dietrich	2/10/2015	2/10/2015	290,625	581,250	726,563	10,206	12,757	16,584		278,103
	2/10/2015	2/10/2015							12,757	276,189
	9/1/2015 (4)	1/20/2005							20,575	110,253
	9/14/2015 (4)	1/20/2005							13,641	79,807
Michael J. Chewens	2/10/2015	2/10/2015	94,458	188,916	236,167	4,043	5,054	6,570		110,177
	2/10/2015	2/10/2015							5,054	109,419
David E. Raven	2/10/2015	2/10/2015	89,126	178,252	222,836	3,121	3,902	5,072		85,064
	2/10/2015	2/10/2015							3,902	84,478
Jeffrey M. Levy	2/10/2015	2/10/2015	92,214	184,428	230,557	3,947	4,934	6,414		107,561
	2/10/2015	2/10/2015							4,934	106,821
Timothy L. Brenner	2/10/2015	2/10/2015	70,017	140,034	175,059	2,997	3,746	4,870		81,663
	2/10/2015	2/10/2015							3,746	81,101
	3/5/2015 (5)	3/5/2012							2,500	51,150

(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards are a product of a percentage of base salary in accordance with the EICP, a detailed description of which appears on pages 23-25.

(2)	Estimated Future Payouts Under Equity Incentive Plan Awards represent performance-based awards issued in accordance with the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(3)	The February 10, 2015 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

(4)	Granted pursuant to a one-time reload feature including in options originally granted in 2005 and exercised on the grant date.

(5)	The March 5, 2015 restricted stock unit awards were issued pursuant to the Omnibus Plan, a description of which can be found in the Compensation Discussion and Analysis narrative.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity awards under the Company’s equity compensation plans at December 31, 2015, whether granted in 2015 or earlier, including awards that have been transferred other than for value.

	Option Awards					Restricted Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Martin A. Dietrich	9/14/2015	-	13,641 (4)	26.6700	9/14/2025	2/10/2015	12,757 (9)	355,665	-	-
	9/1/2015	-	20,575 (4)	25.1500	10/29/2024	2/10/2015			12,757	355,665
	10/29/2014	-	1,166 (4)	25.3600	10/29/2024	1/22/2014	7,880 (9)	219,694	-	-
	1/15/2010	25,000 (3)	-	20.1900	1/15/2020	1/22/2014			15,759	439,361
	1/15/2009	25,000 (3)	-	25.3800	1/15/2019	2/20/2013	6,044 (8)	168,507	-	-
	1/15/2008	25,000 (2)	-	20.3617	1/15/2018	2/20/2013	15,108 (6)	421,211	-	-
	1/1/2007	28,000 (2)	-	25.7620	1/1/2017	1/1/2012	11,500 (11)	320,620	-	-
						1/1/2012	17,250 (5)	480,930	-	-
						1/15/2012	1,250 (8)	34,850	-	-
						1/1/2011	23,000 (11)	641,240	-	-
						1/1/2011	24,150 (5)	673,302	-	-
						1/1/2010	20,000 (11)	557,600	-	-
Michael J. Chewens						2/10/2015	5,054 (9)	140,906	-	-
						2/10/2015	-	-	5,054	140,906
						1/22/2014	2,784 (9)	77,618	-	-
						1/22/2014	-	-	5,568	155,236
						2/20/2013	2,200 (8)	61,336	-	-
						2/20/2013	5,498 (6)(7)	153,284	-	-
						1/1/2012	1,000 (10)	27,880	-	-
						1/1/2012	6,325 (5)(7)	176,341	-	-
						1/15/2012	900 (8)	25,092	-	-
						1/1/2011	8,855 (5)(7)	246,877	-	-
David E. Raven	1/15/2010	18,000 (3)	-	20.1900	1/15/2020	2/10/2015	3,902 (9)	108,788	-	-
	1/15/2009	18,000 (3)	-	25.3800	1/15/2019	2/10/2015	-	-	3,902	108,788
						1/22/2014	2,122 (9)	59,161	-	-
						1/22/2014	-	-	5,304	147,876
						2/20/2013	1,603 (8)	44,692	-	-
						2/20/2013	5,341 (6)(7)	148,907	-	-
						1/1/2012	1,000 (10)	27,880	-	-
						1/1/2012	6,325 (5)	176,341	-	-
						1/15/2012	900 (8)	25,092	-	-
						1/1/2011	8,855 (5)	246,877	-	-

Outstanding Equity Awards at Fiscal Year End (continued)

Jeffrey M. Levy	1/15/2010	18,000 (4)	-	20.1900	1/15/2020	2/10/2015	4,934 (9)	137,560	-	-
	1/15/2009	13,000 (4)	-	25.3800	1/15/2019	2/10/2015	-	-	4,934 (7)	137,560
	1/1/2007	9,000 (3)	-	25.7620	1/1/2017	1/22/2014	2,718 (9)	75,778	-	-
						1/22/2014	-	-	5,435 (7)	151,528
						2/20/2013	2,169 (8)	60,472	-	-
						2/20/2013	5,421 (6)(7)	151,137	-	-
						1/1/2012	1,000 (10)	27,880	-	-
						1/1/2012	6,325 (5)(7)	176,341	-	-
						1/15/2012	900 (8)	25,092	-	-
						1/1/2011	8,855 (5)(7)	246,877	-	-
Timothy L. Brenner						3/5/2015	2,500 (5)	69,700
						2/10/2015	3,746 (9)	104,438	-	-
						2/10/2015	-	-	3,746	104,438
						3/5/2014	2,500 (5)	69,700
						1/22/2014	2,045 (9)	57,015	-	-
						1/22/2014	-	-	4,090	114,029
						2/20/2013	1,631 (8)	45,472	-	-
						2/20/2013	4,076 (6)	113,639	-	-
						1/1/2012	1,000 (10)	27,880	-	-
						3/15/2012	6,325 (5)	176,341	-	-
						3/15/2012	900 (8)	25,092	-	-
						3/15/2012	5,000 (5)	139,400	-	-

(1)	The market values of these shares are based on the closing market price of the Company’s common stock on the NASDAQ Stock Market of $27.88 on December 31, 2015.

(2)	Options were issued pursuant to the NBT Bancorp Inc. 1993 Stock Option Plan and each grant vests 40% after one year, 20% annually for the following three years.

(3)	Options were issued pursuant to the Omnibus Plan and each grant vests 40% after one year, 20% annually for the following three years.

(4)	Reload options granted upon cash exercise of initial option grant, issued pursuant to the 1993 Stock Option Plan. Each reload grant vests 100% two years after the date of its grant. The 10/29/2014, 9/1/2015, and 9/14/2015 reloaded options were issued pursuant to the Omnibus Plan.

(5)	Restricted stock or unit awards vest 100% five years after the date of its grant excluding Mr. Brenner who awards vest 100% four years after the date of its grant.

(6)	These awards were earned during 2013, 2014 and 2015 based on performance approved in January 2014, January 2015 and January 2016. Performance based Incentive Plan awards vest 100% three years after the date of its grant and are subject to clawback through December 31, 2015, December 31, 2016 and December 31, 2017.

(7)	The executive has deferred this award.

(8)	Restricted stock unit awards vest 40% after one year, and 20% annually for the following three years.

(9)	Restricted stock unit awards vest 20% annually.

(10)	Long-Term Incentive Plan awards vest in full upon NEO’s retirement subject to four years of service and reaching age 55.

(11)	Long-Term Incentive Plan awards vest in full on January 1, 2016.

Option Exercises and Stock Vested

 The following table provides information about stock options exercised and restricted shares vested for each NEO during 2015.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($) (3)
(a)	(b)	(c)	(d)	(e)
Martin A. Dietrich	79,111	490,728	26,523	671,766
Michael J. Chewens	38,000	74,863	12,455	316,161
David E. Raven	36,000	225,013	11,715	298,438
Jeffrey M. Levy	21,500	148,472	12,395	314,724
Timothy L. Brenner	—	—	3,078	74,384

(1)	The “Value Realized on Exercise” is equal to the difference between the option exercise price and the fair market value on the National Market System of NASDAQ on the date of exercise.

(2)	For Messrs. Chewens and Levy this amount includes 7,100 and 5,595 restricted stock units respectively, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

(3)	The “Value Realized on Vesting” is equal to the per share market value of the underlying shares on the vesting date multiplied by the number of shares acquired on vesting. For Messrs. Chewens and Levy this amount includes $186,517 and $146,981, respectively, attributed to restricted stock units, the receipt of which was deferred under the terms of the Deferred Compensation Plan and the Omnibus Plan.

Pension Benefits Table

The following table includes information about each NEO’s benefits under the Company’s Pension Plan and each NEO’s SERP. Mr. Brenner does not have a SERP with the Company.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
(a)	(b)	(c)	(d)
Martin A. Dietrich	NBT Bancorp Inc. Defined Benefit Plan	30.25	2,062,303
	Dietrich SERP	15.00	8,271,973
Michael J. Chewens	NBT Bancorp Inc. Defined Benefit Plan	20.00	1,239,136
	Chewens SERP	15.00	733,015
David E. Raven	NBT Bancorp Inc. Defined Benefit Plan	18.00	800,767
	Raven SERP	12.00	868,020
Jeffrey M. Levy	NBT Bancorp Inc. Defined Benefit Plan	10.00	266,018
	Levy SERP	6.00	873,820
Timothy L. Brenner	NBT Bancorp Inc. Defined Benefit Plan	3.00	16,267

(1)	The above amounts were computed using the following significant assumptions:

●	Mortality for Defined Benefit Plan Benefits — The sex-distinct RP-2014 mortality tables for employees and healthy annuitants adjusted to 2006, with projected mortality improvements using scale MP-2015 on a generational basis.

●	Mortality for SERP Benefits — The sex-distinct RP-2014 white collar mortality tables for healthy annuitants adjusted to 2006 with projected mortality improvements using scale MP-2015 on a generational basis.

●	Discount Rate — 4.71% for Defined Benefit Plan Benefits, 4.69% for SERP benefits.

●	Salary Increases—3.00% for Defined Benefit Plan Benefits and SERP benefits.

●	Interest Rate Credit for determining projected cash balance account earned as of December 31, 2009 — 3.03%.

●	Interest rates to annuitize cash balance accounts — The three segment interest rates for November 2015 (1.76%, 4.15%, and 5.13%) under IRC Section 417(e). Segment 1 is applied to benefit payments expected to be made in the first 5 years, segment 2 is applied to benefit payments expected to be made in the next 15 years and segment 3 is applied thereafter.

●	Mortality to annuitize cash balance accounts — The 2016 commissioner’s standard mortality table, which is a 50/50 blend of the sex-distinct combined annuitant/non-annuitant mortality tables prescribed by the Internal Revenue Service for determining the “Funding Target Liability” for 2016.

●	Assumed Retirement Age — Retirement rates for ages 55-70 for Defined Benefit Plan Benefits, on or about age 62 for Dietrich SERP, Chewens SERP, Raven SERP, and Levy SERP.

●	Credited service under the Defined Benefit Plan is based on date of participation, not date of hire; the first year of service is excluded. Credited service under each SERP is earned from the effective date of the agreement.

●	ESOP Balance and 401(k) Balance Expected Rate of Return — 8.00% per year.

●	Increase in Internal Revenue Code Limits — 2.25% per year.

The NEOs participate in the Pension Plan. The Pension Plan is a noncontributory, tax-qualified defined benefit pension plan. Eligible employees are those who have attained age 21 and have completed one year of service in which the employee worked at least 1,000 hours. The Pension Plan provides for 100% vesting after three years of qualified service. Benefits payable as an annuity at age 65 are reduced 3% per year for early retirement. Early retirement eligibility is age 55 with 3 years of service. Mr. Dietrich and Mr. Brenner are the only NEOs who are eligible for early retirement as of December 31, 2015. Mr. Dietrich, Mr. Chewens, Mr. Raven, Mr. Levy and Mr. Brenner are 100% vested as of December 31, 2015. The Pension Plan, as amended and restated effective January 1, 2009, has received favorable determination from the Internal Revenue Service that it is qualified under Section 401(a) of the Internal Revenue Code with such letter being effective October 16, 2015. The Pension Plan was converted to a defined benefit plan with a cash balance feature, effective January 1, 2000. Prior to that date, the Pension Plan was a traditional defined benefit pension plan. Each active participant in the Pension Plan as of January 1, 2000 was given a one-time irrevocable election to continue participating in the traditional defined benefit plan design or to begin participating in the new cash balance plan design. All employees who became participants after January 1, 2000 automatically participated in the cash balance plan design. Each of our eligible NEOs participates in the cash balance plan design.

Under the cash balance plan design, hypothetical account balances are established for each participant and pension benefits are generally stated as the lump sum amount in that hypothetical account. Notwithstanding the preceding sentence, since a cash balance plan is a defined benefit plan, the annual retirement benefit payable at normal retirement (age 65) is an annuity, which is the actuarial equivalent of the participant’s account balance under the cash balance plan. However, participants may elect, with the consent of their spouses if they are married, to have the benefits distributed as a lump sum rather than an annuity.

In 2015, benefits under the Pension Plan are computed using a cash balance methodology for participants who converted (as described hereafter) that provides for pay-based credits to the participants’ hypothetical accounts equal to 5% to 22% (depending on age and other factors) on the first $265,000 of annual eligible compensation. Eligible compensation under the Pension Plan is defined as fixed basic annual salary or wages, commissions, overtime, cash bonuses, and any amount contributed by the Company at the direction of the participant pursuant to a salary reduction agreement and excludible from the participant’s gross income under the Internal Revenue Code, but excluding any other form of remuneration, regardless of the manner calculated or paid, such as amounts realized from the exercise of stock options, severance pay or the Company’s cost for any public or private benefit plan, including the Pension Plan. In addition to the pay-based service credits, annual interest credits are made to the participant’s account balance based on the average annual yield on 30-year U.S. Treasury securities for the November of the prior year. The Pension Plan was amended effective December 31, 2009, such that future pay-based credits will not receive interest credits within the cash balance plan. The interest credits on future pay- based credits will be made as discretionary Company contributions to the 401(k) Plan & ESOP. Hypothetical account balances as of December 31, 2009 will continue to receive annual interest credits as described above. The Pension Plan has been amended, effective March 1, 2013, to reduce the future annual pay-based credits for most cash balance design participants from 5% to 2.50% per year. The amendment also freezes benefit accruals as of March 1, 2013 for all participants who as of January 1, 2000 elected to continue participating in the traditional defined benefit plan design; their future benefit accruals will be under the cash balance design with annual pay-based credits of 2.50%. For 2015, the pay-based credits for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were 22%, 19%, 19%, 19% and 2.50%, respectively.  The Company’s contributions to the Pension Plan in 2015 for Messrs. Dietrich, Chewens, Raven, Levy and Brenner were $58,300, $50,350, $50,350 $50,350 and $6,625, respectively.  There were no payments made to NEOs under the Pension Plan or SERPs during 2015.

Nonqualified Deferred Compensation

The following table includes information about the activity in, amounts earned, and balances of, each NEO’s SERP and account under the Deferred Compensation Plan.

Name	Executive Contributions in 2015 ($) (1) (2)	Company Contributions in 2015 ($)(3)(5)	Aggregate Earnings in 2015 ($) (4)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2015 ($)
(a)	(b)	(c)	(d)	(e)	(f)
Martin A. Dietrich	$—	$1,418,935	$(31,903)	$—	$8,475,526
Michael J. Chewens	171,465	440,915	(27,447)	—	2,877,085
David E. Raven	51,364	77,800	(97,767)	—	1,032,843
Jeffrey M. Levy	165,869	77,605	(233,514)	(60,736)	1,184,244
Timothy L. Brenner	—	30,688	(740)	—	134,836

(1)	Each of Messrs. Raven and Levy contributed $51,364, and $30,750, respectively to the Deferred Compensation Plan, each of which was reported as non-equity incentive plan compensation earnings in the Summary Compensation Table on page 31.

(2)	Includes $171,465 and $135,119 for Mr. Chewens and Levy, respectively, attributable to restricted stock units that vested in 2015 but which were deferred.

(3)	The Summary Compensation Table includes registrant discretionary contributions earned in 2015 and reflected under the caption All Other Compensation in the Summary Compensation Table.

(4)	The aggregate earnings are from the SERP and Deferred Compensation Plan. The earnings from the Deferred Compensation Plan are due to market value increases on the investments in the Deferred Compensation Plan, which are not an expense to the Company.

(5)	Includes discretionary contribution amounts earned in 2015 (even if not contributed by the Company until 2016).

Supplemental Retirement Benefits

Section 415 of the Internal Revenue Code places certain limitations on pension benefits that may be paid from the trusts of tax-qualified plans, such as the Pension Plan. Because of these limitations and in order to provide certain executives with adequate retirement income, the Company has entered into supplemental retirement agreements which provide retirement benefits to the named executives in the manner discussed below. It should be noted that where applicable, the amounts payable under the Supplemental Retirement Agreements, as discussed in the following section, are offset by payments made under the Pension Plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and Social Security.

The Company has entered into agreements with Messrs. Dietrich, Chewens, Raven and Levy to provide each executive with supplemental retirement benefits. Mr. Dietrich’s agreement was revised most recently on November 5, 2009.  Messrs. Chewens’, Raven’s, and Levy’s agreements were revised most recently on March 10, 2015.  Each SERP provides the executive with an annual supplemental benefit at normal retirement, including (a) the annual benefit payable to the executive under the Pension Plan, (b) the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts if these contributions and earnings were converted to a benefit payable under the agreement using the actuarial assumptions provided under the agreement, (c) his Social Security benefit and (d) the SERP, which will be equal to the greater of (1) a percentage (60% for Mr. Dietrich and 50% for Messrs. Chewens, Raven, and Levy) of the executive’s final average compensation (i.e., average annual base salary, commissions, bonuses and elective deferrals without regard to any Internal Revenue Code limitations on compensation applicable to tax qualified plans) or (2) the sum of the annual amount of the executive’s benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code plus the annual benefit that could be provided by contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP and the earnings on those amounts, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code and using the actuarial assumptions set out in the Pension Plan, with the exception of a different salary scale assumption and a white collar adjustment to the mortality tables. Messrs. Chewens’, Raven’s and Levy’s agreements were amended on March 10, 2015 to freeze the benefit computed under (d) above to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014.  This frozen amount will not increase in future years and will be payable in five equal annual installments to the NEO at retirement.

Reduced amounts will be payable under each SERP in the event the NEO takes early retirement. If the NEO dies leaving a surviving spouse, his spouse will be entitled to an annual benefit for life equal to the annual survivor annuity benefit under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, reduced by the surviving spouse benefit actually payable under such plan, plus a lump sum amount equal to contributions by the Company and NBT Bank (other than the executive’s elective deferrals) to the Company’s 401(k) Plan & ESOP, calculated by disregarding the limitations and restrictions imposed by the Internal Revenue Code, reduced by the amounts actually contributed to the Company’s 401(k) Plan & ESOP, plus the earnings on such net amount. If the executive dies after attaining a certain age (age 58 for Mr. Dietrich and age 60 for Messrs. Chewens, Raven, and Levy) and after he has retired, but before payment of benefits has commenced, the surviving spouse will receive an annual benefit equal to the excess, if any, of (1) the monthly amount the surviving spouse is entitled to under the Pension Plan, calculated without giving effect to limitations and restrictions imposed by the Internal Revenue Code, over (2) the monthly amount actually payable to the surviving spouse under the Pension Plan plus the monthly amount that is the actuarial equivalent of any supplemental retirement benefit payable to the surviving spouse. Except in the case of early retirement or death, payment of benefits will commence upon the first day of the month after the executive attains a certain age (age 60 for Mr. Dietrich and age 62 for Messrs. Chewens, Raven, and Levy). Assuming Mr. Dietrich is currently 60 years old and retiring, Messrs. Chewens, Raven, and Levy are currently 62 years old and retiring, satisfaction of applicable SERP conditions, and that each executive’s 2015 compensation was his final average compensation as defined by the SERP, the estimated aggregate annual retirement benefit under the SERP, the Company’s cash balance pension plan, the annuitized employer portion of the Company’s 401(k) Plan & ESOP and social security to be paid to Messrs. Dietrich, Chewens, Raven, and Levy would be $993,216, $398,430, $354,207, and $265,860, respectively. The Social Security portion of these amounts is assumed to commence at the Normal Social Security Retirement Age for each executive. The SERP for Messrs. Dietrich, Chewens, Raven, and Levy will at all times be unfunded except that, in the event of a change in control, the Company will be required to transfer to a grantor trust an amount sufficient to cover all potential liabilities under the SERP.

Deferred Compensation Plan

The Deferred Compensation Plan allows the NEOs, and such other executives as are selected annually, to defer some or all of their salary, commissions and/or bonus, to a future date. Eligible employees are generally those employees determined to be highly- compensated employees of the Company. The Deferred Compensation Plan provisions allow for a minimum annual deferral election of $1,000, a maximum of 100% of salary, commissions and/or bonus. Deferral of these payments lowers each participant’s compensation for income tax purposes for the year of deferral and allows accumulation of earnings on that deferred compensation on a tax-deferred basis. Participants are required to elect a time of distribution, either a specific date or at time of separation from employment, and a form of distribution, either a lump sum or annual installments for a period of either five or ten years following the elected time of distribution. The terms and conditions for the deferral of compensation are subject to the provisions of Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

The following table and related footnotes describe and quantify the amount of post-termination payments that would be payable to each NEO in the event of termination of such NEO’s employment as of December 31, 2015, under various employment related scenarios pursuant to the employment agreements, change in control agreements and equity award agreements entered into with each NEO utilizing a per share stock price of $27.88, the closing market price of the Company’s common stock on such date. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different from those presented in the following table. Factors that could affect these amounts include the timing during the year of any such event, the Company’s stock price and the NEO’s age.  Some of the amounts shown in the table, as further described in the related footnotes, have been previously accrued as expenses of the Company and will not impact earnings when paid.

On March 10, 2015, the Company modified the NEO’s conditions for payment upon change in control to be both a change in control event and the executive’s termination (double trigger) and the severance payment formula was modified from maximum bonus to an average bonus in the three previous calendar years. These changes are reflected in the following disclosure.

Potential Payments Upon Termination or Change in Control Table

Name	Benefit	Retirement ($)	Death ($) (1)		Disability ($)		By NBT w/o Cause ($)		By NBT with Cause ($)	By Exec. w/o Good Reason ($)	By Exec. with Good Reason ($)	Change in Control ($) (2)
Martin A. Dietrich	Accrued Unpaid Salary & Vacation	26,827	26,827		26,827		26,827		26,827	26,827	26,827	26,827
	Severance (3)	—	—		—		2,302,093	(4)	—	—	2,302,093	4,220,675	(5)
	SERP	9,390,065	5,668,895		9,390,065		9,390,065		—	9,390,065	9,390,065	12,906,841	(6)
	Stock Options	75,614	75,614		75,614		—		—	—	—	75,614
	Restricted Stock	4,668,645	4,668,645		4,668,645		3,114,335		—	—	3,114,335	4,668,645
	Health & Welfare	10,900	2,500,000	(7)	166,824	(8)	—		—	—	—	83,408	(9)
	Sub-Total	14,172,051	12,939,981		14,327,975		14,833,320		26,827	9,416,892	14,833,320	21,982,010
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	14,172,051	12,939,981		14,327,975		14,833,320		26,827	9,416,892	14,833,320	21,982,010
Michael J. Chewens	Accrued Unpaid Salary & Vacation	23,189	23,189		23,189		23,189		23,189	23,189	23,189	23,189
	Deferred Compensation (11)	1,746,354	1,763,731		1,763,731		1,746,354		1,746,354	1,746,354	1,746,354	1,746,354
	Severance (3)	—	—		—		1,326,629	(12)	—	—	1,326,629	1,940,683	(13)
	SERP	674,589	619,064		674.589		674,589		—	674,589	674,589	1,076,501	(6)
	Restricted Stock	—	1,205,475		1,205,475		1,152,503		—	—	1,152,503	1,205,475
	Health & Welfare	—	—		423,787	(8)	—		—	—	—	54,330	(9)
	Sub-Total	2,444,132	3,611,459		4,090,771		4,923,264		1,769,543	2,444,132	4,923,264	6,046,532
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	843,371
	Total	2,444,132	3,611,459		4,090,771		4,923,264		1,769,543	2,444,132	4,923,264	5,203,161
David E. Raven	Accrued Unpaid Salary & Vacation	21,070	21,070		21,070		21,070		21,070	21,070	21,070	21,070
	Deferred Compensation (11)	163,200	164,824		164,824		163,200		163,200	163,200	163,200	163,200
	Severance (3)	—	—		—		1,251,745	(14)	—	—	1,251,745	1,743,376	(15)
	SERP	672,811	619,828		672,811		672,811		—	672,811	672,811	1,254,384	(6)
	Restricted Stock	—	1,094,402		1,094,402		1,041,430		—	—	1,041,430	1,094,402
	Health & Welfare	—	—		370,368	(8)	—		—	—	—	48,975	(9)
	Sub-Total	857,081	1,900,124		2,323,475		3,150,256		184,270	857,081	3,150,256	4,325,407
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	496,270
	Total	857,081	1,900,124		2,323,475		3,150,256		184,270	857,081	3,150,256	3,829,137
Jeffrey M. Levy	Accrued Unpaid Salary & Vacation	23,477	23,477		23,477		23,477		23,477	23,477	23,477	23,477
	Deferred Compensation	—	101,142		101,142		—		—	—	—	—
	Severance (3)	—	—		—		1,295,113	(16)	—	—	1,295,113	1,788,031	(17)
	SERP	394,452	368,451		394,452		394,452		—	394,452	394,452	1,181,621	(6)
	Restricted Stock	—	1,190,225		1,190,225		1,137,253		—	—	1,137,253	1,190,225
	Health & Welfare	—	—		370,368	(8)	—		—	—	—	49,033	(9)
	Sub-Total	417,929	1,683,295		2,079,664		2,850,295		23,477	417,929	2,850,295	4,232,387
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	—
	Total	417,929	1,683,295		2,079,664		2,850,295		23,477	417,929	2,850,295	4,232,387
Timothy L. Brenner	Accrued Unpaid Salary & Vacation	11,778	11,778		11,778		11,778		11,778	11,778	11,778	11,778
	Deferred Compensation (11)	133,508	134,836		134,836		133,508		133,508	133,508	133,508	133,508
	Severance (3)	—	—		—		655,577	(18)	—	—	655,577	921,017	(19)
	Restricted Stock	1,055,787	1,047,145		1,047,145		715,373		—	—	715,373	1,047,145
	Health & Welfare	—	—		219,659	(8)	—		—	—	—	1,251	(9)
	Sub-Total	1,201,073	1,193,759		1,413,417		1,516,236		145,286	145,286	1,516,236	2,114,699
	Cutback of Change in Control Benefits, if applicable (10)	—	—		—		—		—	—	—	7,333
	Total	1,201,073	1,193,759		1,413,417		1,516,236		145,286	145,286	1,516,236	2,107,366

(1)	The Company pays the premiums on up to $500,000 face amount life insurance policies insuring the life of the NEO (with beneficiaries designated by the named executives). The values shown in the table do not reflect the death benefit payable to the NEO’s beneficiaries by the Company’s insurer. The premiums associated with the life insurance policies for the year 2015 and paid by the Company on behalf of the NEO are included in the Summary Compensation Table under the column “All Other Compensation,” and detailed in footnote 6 to that table.

(2)	Change in control benefit will only be payable in the following scenarios: (1) the executive is terminated without cause within 24 months following a change in control; or (2) the executive terminates employment for good reason within 24 months following a change in control.

(3)	Severance under a change in control situation is computed for the NEO by the following formula: 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus earned for the three previous calendar years. The payment is made in three equal annual installments, with the first installment to be made within thirty days of the NEO’s termination and the remaining two installments made on the first business day of January of each of the next two calendar years.

(4)	As of 12/31/2015, Mr. Dietrich is entitled to three years of salary continuation, at $775,000 per year, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(5)	Mr. Dietrich is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $4,318,993, based on 2015 amounts of $775,000 for salary and $669,479 for average bonus earned in the three previous calendar years. This total is paid in three installments of $1,439,664. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $4,220,675 shown in the table.

(6)	Under their change in control agreements as in effect on December 31, 2015 Messrs. Dietrich, Chewens, Raven, and Levy are entitled to receive the supplemental benefit feature under each SERP. The SERP amounts previously accrued as expenses of the Company that would not impact earnings when paid were $8,271,973, $733,015, $868,020 and $873,820 for Messrs. Dietrich, Chewens, Raven and Levy, respectively. This benefit would normally not become vested until at least age 58 (Dietrich) or 60 (Chewens/Raven/Levy) but will become immediately and fully vested following a change in control of the Company. Messrs. Chewens’, Raven’s and Levy’s agreements were amended on March 10, 2015 to freeze the supplemental benefit feature under each SERP to be equal to the value of the Projected Benefit Obligation associated with that piece of the SERP at December 31, 2014, as computed under Accounting Standards Codification 715-30. This frozen amount, equal to $83,344, $288,201 and $691,689 respectively for Messrs. Chewens, Raven and Levy, will not increase in future years and will be payable in five equal annual installments to the NEO at retirement. The amendment has been reflected in the amounts shown in the table. This supplemental benefit is assumed to be paid as an annuity beginning at age 60 for Mr. Dietrich and in five equal installments at age 62, per the March 10, 2015 amendment, for Messrs. Chewens, Raven, and Levy.

(7)	Represents portion of split-dollar life insurance proceeds payable to Mr. Dietrich’s beneficiary upon his death.

(8)	Represents the actuarial net present value as of December 31, 2015, of the payments Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to under their Executive Long Term Disability plans as well as Mr. Chewens’ benefits under his supplemental disability policy. In addition to utilizing the RP2014 Male Disability Mortality Tables adjusted to 2006, with projected mortality improvements using Scale MP2015 on a generational basis, the following assumptions were used to calculate the present value: (i) payments would be made until age 65; (ii) discount rate of 4.69%; and (iii) annual cost of living adjustment of 0% (3% for Mr. Chewens’ supplemental disability policy).

(9)	Under the change in control provisions in the employment agreements Messrs. Dietrich, Chewens, Raven, Levy, and Brenner are entitled to continuation of all non-cash employee benefit plans, programs or arrangements, for three years (two years for Mr. Brenner) following their termination following a change in control of the Company, unless a longer or shorter period is dictated by the terms of the plan or by law. The figure in this row represents the present value of continued medical insurance coverage for 36 months (24 months for Mr. Brenner) all at the cost of the Company (generally, 18 months maximum under COBRA, plus the balance of 18 months of medical coverage under a conversion policy—using assumptions mandated by GAAP; 18 months dental and vision coverage under the Company’s self-insured plans; plus continued premium payment on portable life insurance policies).

(10)	The change in control provisions in the employment agreements provide for a cutback of change in control benefits in circumstances where the executive would not be better off on a net after-tax basis by at least $50,000 by being paid the full change in control benefit. In circumstances where the executive will be better off by at least $50,000 on a net-after tax basis by being paid the full change in control benefit owed, the executive will be responsible for the payment of all excise taxes. However, in such circumstances, neither the Company nor NBT Bank will be permitted to claim a federal income tax deduction for the portion of the change in control benefit that constitutes an “excess parachute payment.” The amounts shown for Messrs. Dietrich and Levy do not reflect any benefit cutbacks, as they are better off on a net after-tax basis by more than $50,000 if paid the full amount. The amounts shown for Messrs. Chewens, Raven, and Brenner reflect a benefit cutback in their severance payments, as they are not better off on a net after-tax basis by more than $50,000 if paid the full amount owed. After reflection of the benefit cutback, an excise tax would not apply to the change in control benefits for Messrs. Chewens, Raven, and Brenner and all amounts payable to these individuals would therefore not be rendered nondeductible for purposes of federal income taxes as an excess parachute payment.

(11)	For termination other than death or disability, Mr. Chewens’, Mr. Raven’s and Mr. Brenner’s deferred compensation payments are payable in a lump sum or annual installments, based on their election, following separation of service. The amounts shown in the table have been previously accrued as expenses of the Company. These amounts were discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Internal Revenue Code Section 409A.

(12)	As of 12/31/2015, Mr. Chewens is entitled to three years of salary continuation, at $446,610, discounted for six months using 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(13)	Mr. Chewens is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,985,890, based on 2015 amounts of $446,610 for salary and $217,567 for average bonus earned in the three previous calendar years. This total is paid in three installments of $661,963. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,940,683 shown in the table.

(14)	As of 12/31/2015, Mr. Raven is entitled to three years of salary continuation, at $421,400, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(15)	Mr. Raven is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,783,986, based on 2015 amounts of $421,400 for salary and $175,251 for average bonus earned in the three previous calendar years. This total is paid in three installments of $594,662. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,743,376 shown in the table.

(16)	As of 12/31/2015, Mr. Levy is entitled to three years of salary continuation, at $436,000, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(17)	Mr. Levy is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $1,829,683, based on 2015 amounts of $436,000 for salary and $175,934 for average bonus earned in the three previous calendar years. This total is paid in three installments of $609,894. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $1,788,031 shown in the table.

(18)	As of 12/31/2015, Mr. Brenner is entitled to two years of salary continuation, at $331,050, discounted for six months using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%, to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code.

(19)	Mr. Brenner is entitled to a benefit under the severance formula, as referenced in footnote (3) above, which is $942,470, based on 2015 amounts of $331,050 for salary and $140,185 for average bonus earned in the three previous calendar years. This total is paid in three installments of $314,157. The installments are then discounted using the 120% of the semi-annual Applicable Federal Rate for December 2015, equal to 2.00%. The first installment is discounted six months to reflect the mandatory six-month waiting period pursuant to Section 409A of the Internal Revenue Code. The second and third installments are discounted one and two years, respectively. This results in the severance amount of $921,017 shown in the table.

Agreements with Executive Officers

Employment Agreements

In March of 2015, the Company amended and combined each of the NEOs’ employment agreements to include change of control provisions and eliminated the existing separate change in control agreements (discussed below). These new employment agreements are for an initial term extending to March 10, 2018 with annual renewals to occur on March 10, 2016 and each anniversary thereafter unless notice is given to the contrary by either party.

Upon termination of his respective agreement, Messrs. Dietrich, Chewens, Raven, Levy and Brenner are each entitled to receive accrued and unpaid salary, accrued rights under NBT’s employee plans and arrangements, unpaid expense reimbursements, and the cash equivalent of accrued annual vacation. If the executive’s employment is terminated by the Company other than for “cause” (as defined in the agreements), or by the executive for “good reason” (as defined in the agreements), then, upon execution of a separation agreement and release, the executive will be entitled to receive his base salary on a monthly basis for a period of between two to three years following the termination date, depending on the date the executive’s employment was terminated.  Under the March 2015 agreements, the cash severance amounts referenced above will be three years for each of Messrs. Dietrich, Chewens, Raven and Levy with two years for Mr. Brenner.

Each executive has also agreed that for one year after the termination of his agreement, he will not directly or indirectly compete with the Company or NBT Bank. Under the agreements, during the term of their employment, the executives may not disclose confidential information about the Company or its subsidiaries to any other person or entity. Each executive has also agreed that for a period of one year following the Termination Date (as defined in agreements), he shall not become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, where such position entails providing services to such company in any city, town or county where the Company or NBT Bank or their affiliates has an office, where the executive’s position or service for such company is competitive with or similar to the executive’s position or service with the Company or NBT Bank. The agreements also require that, if the Company prepares an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with regard to any financial reporting under the securities laws, and the executive is subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002, and he knowingly engaged in misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, the executive shall reimburse the Company for the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document that contained such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, the executive will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved (the “Clawback Clause”).

 Change in Control Provisions and Benefits
In March 2015, the Company combined the terms of the change in control agreements with those of the employment agreements. At the same time, the Company modified the conditions for payment upon a change in control to require both a change in control event and the executive’s termination “without cause” or for “good reason” (i.e. double trigger) and the severance payment formula was modified from a computation using maximum bonus to a computation using the average bonus in the three previous calendar years.

The Company’s March 2015 employment agreements are with each of Messrs. Dietrich, Chewens, Raven, Levy and Brenner. The  change in control provisions in the agreements provide in general that, if within 24 months from the date of a change in control of the Company or NBT Bank, as defined in the agreements, or employment is terminated without cause or by the executive with good reason,  then each executive will be entitled to receive 2.99 (or 2.0 for Mr. Brenner) multiplied by the sum of their annualized salary for the calendar year in which the change in control of the Company occurred and the average bonus paid in the three prior calendar years. The agreements also include a Clawback Clause in substantially the same form as described above in connection with the employment agreements.  The agreements do not provide for the right to receive a gross-up payment to compensate for the imposition of any excise taxes under Section 4999 of the Internal Revenue Code under certain circumstances.  Furthermore, while the agreements allow for any executive’s benefit under any SERP to be fully vested, no additional service credits or increased compensation formulas are utilized for purposes of calculating his severance amount.

The agreements provide that in the event the executive becomes entitled to severance payments under the change in control agreement, and if at that time the executive is a key employee with the Company for purposes of Section 409A of the Internal Revenue Code, then the Company will defer commencement of the executive’s severance payments until six months after his employment with the Company ends.

Generally, these agreements provide that a change in control of the Company shall be deemed to have occurred if: (i) a person acquires beneficial ownership of 30% or more of the combined voting power of the Company’s voting securities; (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Company shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iii) there shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or (iv) the shareholders of the Company approve the Company’s liquidation or dissolution.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation and Benefits Committee are: John C. Mitchell (Chair), Patricia T. Civil, Timothy E. Delaney, Michael M. Murphy, Lowell A. Seifter and Paul M. Solomon. There are no interlocking relationships involving Compensation and Benefits Committee members or NEOs of the Company that require disclosure in this Proxy Statement under the Exchange Act or the rules promulgated by the SEC thereunder.

NBT Bank has made loans to members of the Compensation and Benefits Committee. All such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

Certain Relationships and Related Party Transactions

NBT Bank has made loans to directors and executive officers in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with borrowers who are not related to NBT Bank, and did not involve more than normal risk of collectability or present other unfavorable features.

During the period from January 1, 2015 through December 31, 2015, NBT Insurance Agency, LLC (formerly Mang Insurance Agency, LLC) received $1,039,300 in commissions from Preferred Mutual Insurance Company, of which Director Robert A. Wadsworth was chairman of the board of directors.

Policies and Procedures Regarding Transactions with Related Persons

Pursuant to its Charter, the Audit and Risk Management Committee is responsible for reviewing potential conflict of interest situations. Pursuant to the Company’s Code of Business Conduct and Ethics, any transactions between the Company and a director, employee, or an immediate family member must adhere to the requirements set forth in Regulation O promulgated by the Board of Governors of the Federal Reserve System. The Company’s Loan Policy Manual covers Regulation O and states that no extension of credit or commitment to extend credit may be made to an insider unless it is made on substantially the same terms and conditions, including interest rates and collateral, as other comparable loans made to persons not affected by the policy and who are not employed by NBT Bank, and further, the loan may not involve more than normal risk of repayment. The policy also requires that loans made to insiders of more than $500,000 be pre-approved by the Board of Directors. A summary report of all insider loans outstanding and committed is also presented to the Board of Directors on a regular basis.

Compensation and Benefits Committee Report

The Compensation and Benefits Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Company’s Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

Compensation and Benefits Committee
of
NBT Bancorp Inc.

John C. Mitchell (Chair)
Patricia T. Civil
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.

Audit and Risk Management Committee Report

Our Audit and Risk Management Committee is comprised of five directors who are not officers or employees of NBT. Each of the members of the Audit and Risk Management Committee is an independent director as defined by the SEC rules and Rule 5605 of the NASDAQ Stock Market. The Audit and Risk Management Committee held five meetings during 2015. The meetings were designed to facilitate and encourage private communication between the Audit and Risk Management Committee, the Chief Risk Officer, the director of internal audit and our independent registered public accounting firm, KPMG LLP.

Our Audit and Risk Management Committee acts under a written charter adopted and approved by our Board, a copy of which is available on the Company’s website at www.nbtbancorp.com/bncp/corporategov.html and assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company. The Company’s management has responsibility for establishing and maintaining adequate internal controls, preparing the financial statements and the public reporting process. KPMG LLP, the Company’s independent registered public accounting firm for 2015, is responsible for expressing opinions on these financial statements and on the Company’s internal control over financial reporting based on their integrated audits performed in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”). The Committee reviews internal and external audits of the Company and the adequacy of the Company’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent registered public accounting firm.

The Audit and Risk Management Committee has performed the procedures specified in the charter regarding the preparation and review of our consolidated financial statements as of and for the year ended December 31, 2015. Among the procedures performed, the Audit and Risk Management Committee has:

●	Reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2015 with NBT management and KPMG LLP, our independent registered public accounting firm;

●	Discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board ; and

●	Received the written disclosures and the letter from KPMG LLP required by relevant professional and regulatory standards and discussed with KPMG LLP its independence.

The Committee reviews its performance on an annual basis pursuant to its Committee Charter, as well as reviewing the performance of KPMG LLP as the Company’s independent registered public accounting firm.

On the basis of its review as specified in the charter and discussions referred to in this section of the Proxy Statement, the Audit and Risk Management Committee has recommended to our Board that the audited consolidated financial statements be included in our Annual Report Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Audit and Risk Management Committee
of
NBT Bancorp Inc.

Patricia T. Civil, CPA (Chair)
Timothy E. Delaney
Michael M. Murphy
Lowell A. Seifter, Esq.
Robert A. Wadsworth

PROPOSAL 2	RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Independent Registered Public Accounting Firm

Our Audit and Risk Management Committee has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. KPMG LLP has served as our independent registered public accounting firm since 1987. We expect representatives of KPMG LLP to be present at our annual meeting. Those representatives will have an opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

Although shareholder ratification of the appointment of the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of KPMG LLP to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit and Risk Management Committee will reconsider the selection.

The Board of Directors unanimously recommends that shareholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of NBT’s annual consolidated financial statements and the effectiveness of internal control over financial reporting for the fiscal years ended December 31, 2015 and 2014, and fees billed for other services provided by KPMG LLP. Prior to any new engagement representing a permissible audit or non-audit activity, approval of the Audit and Risk Management Committee is required.

	2015	2014

Audit Fees (1)	$855,000	$763,000
Audit Related Fees (2)	87,300	43,000
Tax Fees (3)	51,245	145,735
Total Fees	$993,545	$951,735

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of NBT’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements. Audit Fees also include activities related to internal control reporting under Section 404 of the Sarbanes-Oxley Act.

(2)	Audit Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of NBT’s consolidated financial statements and are not reported under “Audit Fees.” This category includes fees for employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for review of tax returns, examination assistance and other tax compliance work.

Audit and Risk Management Committee Review

Our Audit and Risk Management Committee concluded that KPMG LLP’s provision of the non-audit services summarized in the preceding section is compatible with maintaining KPMG LLP’s independence.

Audit and Risk Management Committee Pre-Approval Requirements

The Audit and Risk Management Committee has adopted a policy regarding the pre-approval of audit and permitted non-audit services to be performed by KPMG LLP. Annually, the Audit and Risk Management Committee will consider and approve the provision of audit and non-audit services by KPMG LLP that are not prohibited by law. In addition, the Audit and Risk Management Committee will, as necessary, consider and approve the provision of additional audit and non-audit services by KPMG LLP which are not encompassed by the Audit and Risk Management Committee’s annual pre-approval. All audit and non-audit services performed by KPMG LLP during fiscal 2015 were pre-approved pursuant to the procedures outlined above, and none of the engagements pre-approved by the Committee during 2015 made use of the de minimis exception to pre-approval contained in the applicable rules of the SEC.

 OTHER MATTERS

Shareholder Proposals for the 2017 Annual Meeting

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement

Shareholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for inclusion in our proxy statement for the 2017 annual meeting of shareholders must be received by the Company by December 1, 2016. Each proposal must comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the Proxy Statement and form of proxy. SEC rules set forth standards as to what shareholder proposals corporations must include in a proxy statement for an annual meeting.

Other Shareholder Proposals for Presentation at Next Year’s Annual Meeting

The Company’s Bylaws establish an advance notice procedure with regard to any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2017 annual meeting. Written notice of such shareholder proposal for the next annual meeting of our shareholders must be received by our President at our principal executive offices not later than January 3, 2017 and must not have been received earlier than December 3, 2016 in order to be considered timely, and must contain specified information concerning the matters proposed to be brought before such meeting and concerning the shareholder proposing such matter. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Important Notice Regarding Delivery of Shareholder Documents

Only one copy of this Proxy Statement and the Company’s 2015 Annual Report may be sent to an address shared by more than one shareholder. This practice, known as “householding,” is designed to reduce the Company’s printing and mailing costs. If any shareholder residing at such an address wishes to receive a separate copy of this Proxy Statement or the Company’s 2015 Annual Report, he or she may contact the Company’s Shareholder Relations Department at NBT Bancorp Inc., 52 South Broad Street, Norwich, New York 13815, or by telephone at (800) 628-2265, option 7. Any such shareholder may also contact the Shareholder Relations Department using the above contact information if he or she would like to receive separate Proxy Statements and Annual Reports in the future. If you are receiving multiple copies of Proxy Statements and Annual Reports, you may request householding in the future by contacting the Shareholder Relations Department using the above contact information.

Other Matters

As of the date of this Proxy Statement, our Board knows of no matters that will be presented for consideration at our meeting other than as described in this Proxy Statement. If any other matters should properly come before our meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by those proxies as to those matters. The persons named as proxies intend to vote in accordance with the determination of the majority vote of our Board.

VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time, on May 2, 2016. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 2, 2016. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M57694-P38404 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NBT BANCORP INC. For Withhold For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. To elect ten directors, each for a one-year term (Proposal 1). ☐ ☐ ☐ All All Except Nominees: ☐ ☐ ☐ 01) Martin A. Dietrich 02) Patricia T. Civil 03) Timothy E. Delaney 04) James H. Douglas 05) John C. Mitchell 06) Michael M. Murphy 07) Joseph A. Sangantelo 08) Lowell A. Seifter 09) Robert A. Wadsworth 10) Jack H. Webb For Against Abstain The Board of Directors recommends you vote FOR proposal 2. 2. To ratify the appointment of KPMG LLP as NBT Bancorp Inc.’s independent registered public accounting firm for the year ending December 31, 2016 (Proposal 2).☐ ☐ ☐ NOTE: The proxies are authorized to vote in accordance with the majority vote of NBT Bancorp Inc.’s Board of Directors, upon such other business that may properly come before the meeting. For address changes/comments, mark here. ☐ (see reverse for instructions)   Please indicate if you plan to attend this meeting. Yes No Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, guardian, or in other fiduciary capacity, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer Signature [PLEASE SIGN WITHIN Date Signature (Joint Owners) Date BOX]

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.nbtbancorp.com/bncp/proxy.html M57695-P38404 NBT BANCORP INC. Annual Meeting of Shareholders May 3, 2016 10:00 AM This proxy is solicited by the Board of Directors The undersigned shareholder(s) hereby appoint(s) F. Sheldon Prentice, with full power of substitution, proxies to represent the undersigned shareholder at the Annual Meeting of Shareholders of NBT Bancorp Inc. (“NBT”) to be held at the DoubleTree by Hilton Hotel, 225 Water Street, Binghamton, New York 13901 on May 3, 2016 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, with all power which the undersigned shareholder(s) would possess if personally present, and to vote all shares of NBT’s common stock which the undersigned shareholder(s) may be entitled to vote at the meeting upon the following proposals described in the accompanying proxy statement, in accordance with the following instructions and, in accordance with the majority vote of NBT’s Board of Directors, upon any other matters that may properly come before the meeting. This proxy, when properly executed, will be voted as directed by the undersigned shareholder. If no direction is indicated, a properly executed proxy will be voted FOR the election of all director nominees listed in Proposal 1 and FOR Proposal 2. The undersigned shareholder hereby revokes any proxy or proxies heretofore given. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side